ASSET PURCHASE AND SALE AGREEMENT



                            between



                  LOCKHEED MARTIN CORPORATION
                    a Maryland corporation,


                              and



                 GENERAL DYNAMICS CORPORATION,
                    a Delaware corporation.





Dated as of November 6, 1996

               ASSET PURCHASE AND SALE AGREEMENT


     This Asset Purchase and Sale Agreement ("Agreement") made as of November 6, 1996, between Lockheed Martin Corporation ("Seller"), a Maryland corporation, and General Dynamics Corporation ("Buyer"), a Delaware corporation.


                          WITNESSETH:

     WHEREAS, Seller develops, manufactures, and sells armament systems and ordnance products for military and other governmental applications through a division known as Lockheed Martin Armament
Systems ("LMAS Division");

     WHEREAS, Seller also develops, manufactures and sells submarine launch control and guidance systems, ballistic missile guidance systems, shipboard air defense systems, combat vehicle and continuously variable transmissions, turret systems, gun stabilization systems, artillery systems, automotive airbags and diagnostics and electronic documentation through a division known as Lockheed Martin Defense Systems ("LMDS Division"). The LMAS Division and the LMDS Division are together hereinafter referred to as the "Divisions";

     WHEREAS, Buyer desires to acquire substantially all of the assets and is willing to assume certain specified liabilities of the Divisions, and Seller is willing to convey and assign the same all on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, and covenants and agreements below, the parties agree with legal and binding effect as follows:


                           ARTICLE I

                  PURCHASE AND SALE OF ASSETS;
                   ASSUMPTION OF LIABILITIES

Section I.1 Acquired Assets. Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all of the assets, properties, rights and contracts held or used primarily in connection with the Divisions wherever located (collectively, the "Assets"), free and clear of all liens, claims, charges, security interests, restrictions or other encumbrances of any kind or nature (collectively, "Liens") except those set forth in the relevant schedules to this Agreement or otherwise specifically assumed pursuant to this Agreement, including the following:

           I.1.1 Equipment. All machinery, equipment, computers, laboratory and test equipment and apparatus, furniture, fixtures, furnishings, tools, dies, vehicles, spare parts and other tangible assets and properties (collectively, the "Equipment");

           I.1.2 Inventory. All materials, work in process and finished goods inventories, supplies and spare parts, as the same exist on the Closing Date (collectively, the "Inventory").

           I.1.3 Receivables. All accounts and notes receivable, unbilled revenues arising from the sale of goods or materials and the rendering of services in connection with the operation of the Divisions, together with any unpaid interest accrued thereon from the respective obligors, and any security or collateral therefor, as the same exist on the Closing Date (collectively, the "Receivables");

           I.1.4 Certain Rights. All rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products or services purchased by Seller or affecting the Equipment or the Inventory;

           I.1.5 Contracts. All contracts, subcontracts and agreements and other arrangements, proposals, bids, quotations, purchase orders and commitments, and sales orders and commitments, of any kind, whether written or oral, including confidentiality, licensing, joint venture, teaming, partnership and transition services agreements not otherwise referenced in Subsection 1.1.8 below (the "Contracts"), including without limitation all contracts, subcontracts, agreements and other arrangements, proposals or bids between Seller and (i) the United States government (including contracts under the foreign military sales program), (ii) any prime contractor of the United States government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii) (such contracts, together with such government contracts relating to LM Ordnance Systems and AV Tech and the GOCO Management Contracts referred to in Subsection 1.1.8 below, collectively the "Government Contracts");

           I.1.6 Real Property. The real property interests used by LMAS in Burlington, VT (the "Real Property");

           I.1.7 Facility Leases. All facility, office and storage leases (the "Facility Leases");

           I.1.8 Government Facility Management Contracts. All contracts, subcontracts and agreements and other arrangements for the management and operation of United States government owned plant and facilities (the "GOCO Management Contracts");

           I.1.9 Equipment Leases. All rights and interests of Seller in the leases of personal property and equipment (the
"Equipment Leases");

           I.1.10 AV Technology Interest. The member's interest in AV Technology LLC ("AV Tech"), a Maryland limited liability company, held by Seller (the "AV Tech Interest");

           I.1.11 Ordnance Systems Shares. All of the issued and outstanding capital stock of Lockheed Martin Ordnance Systems, Inc. ("LM Ordnance Systems"), a Delaware corporation (the "Ordnance
Systems Shares");

           I.1.12 Business Records. All business and financial records, ledgers, sales invoices, accounts and payroll records, files, books and documents including, but not limited to, manuals, data, sales and advertising materials, customer and supplier lists and reports, sales, distribution and purchase correspondence, engineering drawings, notebooks and logbooks, and all original and duplicate copies thereof (but excluding certain business records relating solely to the "Excluded Assets" and the "Excluded Liabilities" set forth in Sections 1.2 and 1.4 herein, respectively) (collectively, the "Business Records");

           I.1.13 Computer Software. All right, title and interest of Seller in and to the computer programs (including computer modeling programs, design and operational software and computer source and object codes), computer data bases, and related documentation, developed or used for accounting, marketing, engineering, manufacturing or any other purpose, and which have been primarily used, are primarily used currently, or have been developed or are under development, by or for the primary use, in the Divisions, such rights and interests of Seller to include without limitation the right to license such software to the United States government for a government purpose license;

           I.1.14 Patents and Technology. All right, title and interest of Seller in and to patents, patent applications and disclosed inventions and all right, title and interest of Seller in and to research and development results, processes, trade secrets, know-how, formulae, chip designs, mask works, inventions, and manufacturing, engineering, quality control, testing, operational, logistical, maintenance and other technical information and technology used by Seller primarily in the operation of the Divisions (collectively the "Patents and Technology");

           I.1.15 Trademarks and Copyrights. All right, title, interest and goodwill of Seller in and to trademarks, trade names and service marks, and registrations and applications for such trademarks, trade names and service marks, used primarily by the Divisions and the products and services associated therewith (but excluding the names "Lockheed Martin", "Lockheed", "Martin Marietta" or any derivative or genesis thereof, and the Lockheed Martin logo and trade dress), and all right, title and interest of Seller in and to copyrights, and registrations and applications for copyrights;

           I.1.16 Permits. To the extent legally assignable, all permits, consents and authorizations issued by any governmental authority for the operations of the Divisions or otherwise relating to the Assets (collectively, the "Permits");

           I.1.17 Prepaid Charges. All deferred and prepaid charges, recoverable deposits, advances, expenses, sums and fees of Seller which relate to the Divisions and Assumed Liabilities;

           I.1.18 Claims. All claims, defenses, causes of action, rights of recovery and rights of offset relating to the Divisions, the Assets or the Assumed Liabilities;

           I.1.19 Pension Assets. The pension assets to be transferred as described in Section 5.12 herein;

           I.1.20 AV Tech Revolving Credit Agreement. All benefits and rights as lender under the Revolving Credit Agreement by and between Seller and AV Tech dated as of August 2, 1995, as amended
(the "AV Tech Revolving Credit Agreement"); and

           I.1.21 General. All other personal property, tangible or intangible, of every kind and description used or held for use primarily in connection with the Divisions, whether or not reflected on the books and records of Seller or the Divisions.

Section I.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 herein, Seller is under no obligation to sell, assign, transfer or convey, and Buyer is under no obligation to accept or purchase any of the following assets, rights and properties of Seller (the "Excluded Assets"):

           I.2.1   Cash.  Cash and cash equivalents;

           I.2.2 Affiliate Transactions. Any agreements, transactions, accounts, contracts, commitments or arrangements with other divisions, subsidiaries and affiliates of Seller relating to corporate overhead support, centralized purchasing or similar services;

           I.2.3 Benefit Plans. The assets and rights under the pension or other employee benefit plans to be retained by Seller as described in Section 5.12 herein;

           I.2.4 Insurance. Policies of insurance and any proceeds or return of premiums thereunder (other than workers' compensation policies maintained by Seller in the ordinary course of its operation of the Divisions); and

           I.2.5   Tax Refunds.  Any Tax refund relating to the
Divisions for periods ending on or prior to the Closing Date, except as expressly provided in Subsection 5.17.5.

Section I.3 Assumed Liabilities. Buyer hereby agrees to assume, perform, pay and discharge, and to indemnify Seller in accordance with Article VIII, with respect to the following liabilities and obligations of Seller relating to or arising out of the operation, business and affairs of the Divisions or the Assets (collectively, the "Assumed Liabilities"):

           I.3.1 Balance Sheet and Scheduled Liabilities. All liabilities, debts, obligations, judgments, fines, penalties, and claims relating to the Divisions and the Assets whether accrued, liquidated, contingent, matured or unmatured, at or prior to the Closing, which are (a) disclosed in any of the Schedules delivered hereunder, (b) are reflected on the Final Closing Net Asset Statement as determined in accordance with Section 2.4 herein (including without limitation accounts payable and reserves reflected as contra-asset accounts, and liabilities reflected in the estimates at completion shown on Schedule 2.4.1), or (c) are otherwise a liability or obligation Buyer is expressly assuming pursuant to this Agreement;

           I.3.2 Contracts; Leases. All liabilities and obligations arising under the Contracts, the Government Contracts, the GOCO Management Contracts, the Facility Leases and the Equipment Leases, including without limitation any such liabilities or obligations arising from or relating to Buyer's performance or non-performance of the Contracts, the Government Contracts, the GOCO Management Contracts, the Facility Leases or the Equipment Leases from and after the Closing Date;

           I.3.3 Employment. All liabilities and obligations provided in Sections 5.11 and 5.12 herein in respect of employment on and after the Closing Date for those individuals (collectively, the "Employees") who (i) are employed by or otherwise working in either Division as of the Closing Date and who accept employment with Buyer as of the Closing Date, (ii) are on vacation, other authorized leave, leave under the Family and Medical Leave Act, short term disability, illness absence (excluding however liabilities and obligations in respect of those individuals on long term disability as of the Closing Date that may arise during their absence from work until such time as such individuals begin active employment with Buyer, if ever), or military service leave of absence from either Division, or
(iii) have recall rights with respect to either Division arising under collective bargaining agreements;

           I.3.4 Benefit Plans; Workers' Compensation. The liabilities and obligations under the pension or other employee benefit plans to be assumed by Buyer as described in Section 5.12 herein, and all liabilities and obligations relating to any workplace injury or death, workers' compensation law, regulation or policy of insurance or coverage, including any claims arising or incurred prior to but not reported or to be paid until after Closing;

           I.3.5 Product Warranty and Liability Claims. Any and all claims relating to warranty obligations or services, or claims of manufacturing or design defects, with respect to any product or service sold or provided by the Divisions whether prior to, on or after the Closing Date, whether or not such claims were accrued, liquidated, contingent, or known or unknown to Seller at or prior to the Closing;

           I.3.6 Taxes and Charges. All federal, state, local and foreign taxes, and any charges, penalties, interest, fees, imposts, duties or other assessments with respect thereto (collectively "Taxes"), arising out of the operation of the Divisions or relating to the Assets with respect to any period ending prior to, on or after the Closing Date, including without limitation gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, environmental, customs duties, tariffs, ad valorem, value added or other taxes or fees, and including further without limitation Taxes on net income or gain ("Income Taxes") with respect to a period ending on or before the Closing Date (a "Pre-Closing Period") imposed by a state or local government; provided however that Buyer's agreement to assume, perform, pay and discharge and indemnify Seller with respect to the liabilities and obligations contemplated by this Section 1.3.6 with respect to (i) state income taxes, (ii) state franchise taxes where the amount of such tax is measured by reference to income, and (iii) payroll taxes, in each case which are not reflected on the Final Closing Net Asset Statement, is expressly limited to that amount of such Taxes which are actually recovered by Buyer from the United States government pursuant to the principles of Part 31 of the Federal Acquisition Regulation ("FAR Part 31") following commercially reasonable efforts by Buyer to effect such recovery; provided further however that nothing herein shall require Buyer to assume, perform, pay or discharge any Income Taxes imposed by the federal government with respect to a Pre-Closing Period;

           I.3.7 OSHA Liabilities. Subject to the provisions of Subsection 8.3.2, all liabilities and obligations relating to the Occupational, Safety and Health Act of 1970 and any regulations, decisions or orders promulgated thereunder, including any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as of the Closing Date or as thereinafter may be amended or superseded;

           I.3.8 AV Tech Revolving Credit Agreement Liabilities. All liabilities and obligations as lender under the AV Tech Revolving Credit Agreement;

           I.3.9 LM Ordnance Systems Former Employees. Any claims or causes of action by persons currently or formerly employed by LM Ordnance Systems alleging wrongful termination or discharge, or discrimination, or otherwise relating to the terms and conditions of their employment;

           I.3.10 Litigation. Any and all matters of governmental, judicial or adversarial proceedings (public or private), litigation, arbitration, disputes, claims, causes of action or investigations (collectively, "Proceedings") of a civil nature arising from or directly or indirectly relating to any of the enumerated "Assumed Liabilities" in Subsections 1.3.1 through 1.3.9, whether or not such matters were accrued, liquidated, contingent, matured, unmatured, or known or unknown to Seller at or prior to the Closing; and

           I.3.11  Post-Closing Liabilities.  Any and all
liabilities, obligations and other debts relating to Buyer's ownership of the Assets or its conduct of the Divisions and any related operations from and after the Closing Date including without limitation any and all Proceedings in respect thereof.

Section I.4 Excluded Liabilities. Notwithstanding the provisions of Section 1.3, the following obligations and liabilities relating to the Divisions or the Assets are not being assumed by Buyer under Section 1.3 herein and are being retained by Seller (the "Excluded Liabilities"):

           I.4.1 Change in Control Agreements. Any and all obligations relating to an agreement or understanding (if any) with any Employee providing for a parachute payment (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), but without regard to the payment thresholds set forth in
Section 280G(b)(2) (other than customary severance payments and changes arising under a qualified pension or benefit plan), due to any change in control or ownership of Seller, the Divisions, LM Ordnance Systems or AV Tech;

           I.4.2 Certain Claims. Those claims and causes of action identified on Schedule 1.4.2 delivered hereunder and (a) any criminal investigations, grand jury proceedings, or counts in any causes of action specifically alleging criminal conduct; (b) counts or actions alleging civil fraud or intentional misconduct; (c) counts or actions alleging infringement or misappropriation of the intellectual property rights of a third party; (d) except for the claims set forth on Schedule 3.13.1, claims by persons formerly employed by either Division alleging wrongful termination or discharge, or discrimination; and (e) claims for severance or other benefits by any individual employed by or otherwise working in either Division as of the Closing Date and who refuses to accept an offer of employment by Buyer as contemplated by Section 5.11 herein; and

           I.4.3 Other Excluded Liabilities. Any liabilities or obligations not expressly assumed by Buyer pursuant to this Agreement.

Section I.5 Assignment of Contracts and Rights. Anything to the contrary notwithstanding, this Agreement shall not operate to assign any Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Seller or Buyer thereunder. Prior to Closing, Seller will give such notices to third parties and will use commercially reasonable efforts to obtain all third party consents that are material to the transactions contemplated by this Agreement. After the Closing Date, Seller and Buyer will cooperate and will each use commercially reasonable efforts to obtain such third party consents that are not obtained prior to the Closing Date.


                           ARTICLE II

                    CLOSING; PURCHASE PRICE


Section II.1 Closing. The closing ("Closing") of the sale and purchase of the Assets and the assignment and assumption of the Assumed Liabilities shall take place at the office of Crowell & Moring LLP, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004 at 9:00 a.m., local time on the first business day after satisfaction or waiver of the conditions set forth in Articles VI and VII herein, or at such place, date and time as the parties may agree (the "Closing Date"), but in any event no later than December 31, 1996.

Section II.2 Purchase Price.

             II.2.1 Delivery. At the Closing, Buyer shall cause to be delivered the sum of $450,000,000 (the "Purchase Price") to Seller by bank wire transfer in immediately available funds to an account designated in writing by Seller within three business days prior to the Closing Date. The Purchase Price shall be subject to adjustment after the Closing as provided in Section 2.4 herein.

             II.2.2 Allocation.

             (a) Within 120 days after the Closing Date, or within 90 days after the date the Purchase Price is finally adjusted pursuant to Section 2.4 herein, whichever is later, Buyer will provide to Seller copies of IRS Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") with Buyer's proposed allocation of the Purchase Price and the Assumed Liabilities and the assets and liabilities of LM Ordnance Systems. Within 30 days after the receipt of such Asset Acquisition Statement, Seller will propose to Buyer any changes to such Asset Acquisition Statement or will be deemed to have indicated its concurrence therewith. Thereafter, Buyer will provide to Seller from time to time revised copies of the Asset Acquisition Statement (each, a "Revised Statement") so as to report any matters on the Asset Acquisition Statement that require updating. Within 30 days after the receipt of any Revised Statement, Seller will propose to Buyer any changes to such Revised Statement or will be deemed to have indicated its concurrence therewith. Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement or any Revised Statement within 30 days after Buyer's receipt of notice of objection or suggested changes from Seller.

             (b) Subject to the provisions of the following sentence of this Subsection 2.2.2(b), the Purchase Price and the Assumed Liabilities and the assets and liabilities of LM Ordnance Systems will be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statement, provided by Buyer to Seller pursuant to Subsection 2.2.2(a), and subject to the requirements of any applicable tax law or election, all Tax Returns and reports filed by Buyer and Seller will be prepared consistently with such allocation. If Seller withholds its consent to such allocation and Buyer and Seller have acted in good faith to resolve any differences with respect to the items on the Asset Acquisition Statement or any Revised Statement and thereafter Buyer and Seller are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by Buyer and Seller, which firm will not be the regular accounting firm of Buyer or Seller. Promptly, but not later than 10 days after its acceptance of its appointment, the Allocation Arbiter will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price and the Assumed Liabilities, which report will be conclusive and binding upon the parties. Buyer and Seller will, subject to the requirements of any applicable tax law or election, file all Tax Returns and reports consistent with the allocation provided in the Asset Acquisition Statement or the last Revised Statement and, if applicable, the determination of the Allocation Arbiter.

Section II.3 Other Agreements. In addition to the assignment and transfer of the Assets in accordance with Section 1.1 herein, and the assumption of the Assumed Liabilities in accordance with Section 1.3 herein, the parties further agree as follows:

             II.3.1 Transfer of Title. As of 12:01 a.m. on the Closing Date, title to all of the Assets and risk of loss shall pass to Buyer, and Buyer shall assume and be responsible for all Assumed Liabilities. Seller shall deliver to Buyer (a) an executed original of a Bill of Sale substantially in the form of Exhibit A attached hereto, (b) a certificate duly endorsed in blank, or a stock transfer power attached thereto, representing the Ordnance Systems Shares together with the minute book, seal and stock transfer book or ledger for LM Ordnance Systems, and (c) in a form suitable for transfer, the AV Tech Interest. Buyer shall deliver to Seller an executed original of a Certificate of Assumption substantially in the form of Exhibit B attached hereto.

             II.3.2 Ancillary Agreements. At the Closing, Buyer and Seller shall enter into the following agreements:

             (a) A services agreement for a period of 6 months after Closing (with an option for Buyer to extend for a further period of 6 months) relating to the provision by Seller to the Divisions following Closing of certain data processing, purchasing, accounting, payroll and other similar services of a type provided by Seller or its affiliates to the Divisions as of the date hereof at prices to be agreed (the "Services Agreement") which is to be negotiated by the parties hereto in good faith prior to Closing. The prices under the Services Agreement are to provide for Seller's recovery of its fully allocated costs and direct expenses, but not to provide for a profit to Seller. Buyer shall use commercially reasonable efforts to transition away from Seller as the source for such services as soon as practical following Closing upon 60 days notice to Seller;

             (b) Certain assignments in respect of the registered patents, trademarks and copyrights, and other Assets being transferred and sold to Buyer for purposes of recording such transfers with the United States Patent and Trademark Office, state and local recording or title offices, and similar agencies of foreign governments;

             (c) A fully paid up, world wide, non-exclusive, perpetual license ("Buyer's License to Seller") for Seller to use the Patents and Technology in all fields of use which is to be executed by the parties at Closing;

             (d) A fully paid up, world wide, non-exclusive, perpetual license ("Seller's License to Buyer") to such patents, copyrights or trade secrets owned by Seller or its affiliates which are not being conveyed or assigned to Buyer hereunder to the extent such patents, copyrights or trade secrets are being used by the Divisions in connection with products currently produced by either Division or products which are actively under development by either Division, which license shall be negotiated by the parties hereto in good faith prior to the Closing and which license shall not be applicable to any other product, activity, field, line of business or use; and

             (e) Deeds to the Real Property appropriate in form for the conveyance of the interests in the Real Property as obtained by Seller from General Electric Company, a New York corporation ("GE"), pursuant to the deeds included in Schedule 2.3.2(e) delivered hereunder.

             II.3.3 Closing Deliveries. At the Closing, Seller and Buyer shall cause to be delivered the certificates and other documents respectively required to be delivered pursuant to Articles I, VI and VII herein, and such other certificates or instruments of title as one party may reasonably request of the other to consummate the transactions contemplated by this Agreement.

Section II.4 Purchase Price Adjustment.

             II.4.1 June Statements. Schedule 2.4.1 delivered hereunder set forth at June 30, 1996 (i) a balance sheet of the LMAS Division (the "Armament June Balance Sheet"), (ii) a balance sheet of the LMDS Division (the "Defense June Balance Sheet"), and (iii) a combined balance sheet of the Assets and Assumed Liabilities (the "June Net Asset Statement") which reflects the net working capital of the current Assets and current Assumed Liabilities at June 30, 1996 to be $100,668,000 (the "June Working Capital"), and (iv) a reconciliation of the Armament June Balance Sheet and the Defense June Balance Sheet to the June Net Asset Statement. Each of the Armament June Balance Sheet, the Defense June Balance Sheet and the June Net Asset Statement (a) have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied ("GAAP") except as set forth on Schedule 2.4.1 and except that such balance sheets do not include financial footnotes or normal year end adjustments, (b) have been prepared on a basis consistent with the accounting principles, practices, classifications, estimates, assumptions and methodologies of Seller, and (c) take into account all accruals and other adjustments required to present the Divisions as stand alone entities (except for the Excluded Assets and Excluded Liabilities), including the recording thereon of certain liabilities and reserves which may have been previously recorded at the sector or corporate headquarters of Seller. Schedule 2.4.1 includes a description of the accounting principles, practices, classifications, estimates, assumptions and methodologies used in the preparation of the Armament June Balance Sheet, the Defense June Balance Sheet and the June Net Asset Statement.

             II.4.2 Closing Statements. Within 30 days after the Closing Date, Seller shall prepare or cause to be prepared as at the Closing Date (i) a balance sheet of the LMAS Division (the "Armament Closing Balance Sheet"), (ii) a balance sheet of the LMDS Division (the "Defense Closing Balance Sheet"), (iii) a combined balance sheet of the Assets and Assumed Liabilities (the "Preliminary Closing Net Asset Statement") and (iv) a reconciliation of the Armament Closing Balance Sheet and the Defense Closing Balance Sheet to the Preliminary Closing Net Asset Statement. The Armament Closing Balance Sheet, the Defense Closing Balance Sheet and the Preliminary Closing Net Asset Statement shall be prepared consistent with the Armament June Balance Sheet, the Defense June Balance Sheet and the June Net Asset Statement, respectively, and shall be prepared using the assumptions, methods, principles, procedures, earnings recognition rates, estimating techniques or schedules used by Seller in determining the "Estimates at Completion" of the Contracts, the Government Contracts and the GOCO Management Contracts set forth on
Schedule 2.4.1.

             II.4.3 Examination. No later than five days after the Closing Date, Seller shall engage Ernst and Young LLP ("Seller's Firm") to conduct an examination in accordance with generally accepted auditing standards of the Armament Closing Balance Sheet, the Defense Closing Balance Sheet and the Preliminary Closing Net Asset Statement; provided that: (a) such examination shall not include a physical count of the Inventory or the Equipment; (b) in performing its examination, Seller's Firm shall use the same accounting principles, practices, classifications, estimates, assumptions and methodologies as were used by Seller in preparing the Armament June Balance Sheet, the Defense June Balance Sheet and the June Net Asset Statement; and (c) Seller's Firm shall make no adjustments (i) to the value recorded by Seller in respect of any claims made by Seller under any Government Contracts so long as the value recorded as at the Closing Date for a particular claim does not exceed the value reflected for such claim on Schedule 2.4.1, (ii) to the value recorded by Seller on the June Net Asset Statement in respect of the GAU-19 capitalized assets and inventory, or (iii) to the value recorded by Seller on the June Net Asset Statement in respect of the lightweight 155 towed howitzer capitalized demonstration asset. Seller shall require that Seller's Firm complete such examination and deliver to Buyer within 70 days of the Closing Date an unqualified report and attestation (the "Auditor's Attestation") that the Armament Closing Balance Sheet, the Defense Closing Balance Sheet and the Preliminary Closing Net Asset Statement have been prepared in accordance with the provisions of this Agreement.

             II.4.4 Objections; Resolutions. Within 30 days after the receipt of the Auditor's Attestation, Buyer will deliver written notice to Seller of any objections thereto, and will attempt in good faith to reach an agreement with Seller as to any matters in dispute; provided however that Buyer shall have no right to object to any estimates or assumptions used therein or the result thereof including: (a) the value recorded by Seller in respect of any claims made by Seller under any Government Contracts so long as the value recorded as at the Closing Date for a particular claim does not exceed the value reflected on Schedule 2.4.1; (b) the value recorded by Seller in respect of the GAU-19 capitalized assets and inventory so long as the value thereof does not exceed the value recorded by Seller on Schedule 2.4.1; (c) the value recorded by Seller in respect of the lightweight 155 towed howitzer capitalized demonstration asset so long as the value thereof does not exceed the value recorded by Seller on Schedule 2.4.1; and (d) the assumptions, methods, principles, procedures, estimating techniques or schedules used by Seller in determining the "Estimates at Completion" of the Contracts, the Government Contracts and the GOCO Management Contracts as reflected on the Preliminary Closing Net Asset Statement so long as such assumptions, methods, principles, procedures, estimating techniques and schedules are consistent with those used in preparing the June Net Asset Statement. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve all matters in dispute within 20 days after Buyer advises Seller of its objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by Buyer and Seller, which firm will not be the regular auditing firm of Buyer or Seller. Promptly, but not later than 10 days after its acceptance of its appointment, the Arbiter will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will prepare and deliver to the parties a final balance sheet as at the Closing Date of the Assets and Assumed Liabilities (the "Final Closing Net Asset Statement") in accordance with this Agreement, and a reconciliation of the disputed matters from the Preliminary Closing Net Asset Statement to the Final Closing Net Asset Statement, which Final Closing Net Asset Statement shall be conclusive and binding upon the parties. Buyer's failure to timely notify Seller in writing of any objections to the Auditor's Attestation shall be deemed for all purposes Buyer's acceptance of the Auditor's Attestation.

             II.4.5 Workpapers. For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Armament Closing Balance Sheet, the Defense Closing Balance Sheet, and the Preliminary Closing Net Asset Statement, and the resolution of any disputes thereunder. Without limiting the generality of the foregoing, Seller will cause Seller's Firm to make available at its offices to Buyer and Buyer's outside accountants within three business days after delivery of the Auditor's Attestation pursuant to Subsection2.4.3 the workpapers therefor. After the Closing, Buyer's accountants will also have access to Seller's Firm's workpapers for the Armament Closing Balance Sheet, the Defense Closing Balance Sheet, and the Preliminary Closing Net Asset Statement, as necessary for the purpose of providing regular auditing services to the Divisions at Buyer's expense.

             II.4.6 Final Adjustments.

             (a) If the net working capital of the current Assets and current Assumed Liabilities as reflected on the Final Closing Net Asset Statement ("Final Working Capital") is less than the June Working Capital minus $1,000,000, then Seller shall pay to Buyer the absolute difference between the Final Working Capital and the June Working Capital, with simple interest thereon at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base or prime rate in effect at the close of business on the Closing Date (the "Interest Rate"), from and including the Closing Date to but not including the date of payment. If the Final Working Capital is greater than the sum of the June Working Capital plus $1,000,000, Buyer shall pay Seller the absolute difference between the Final Working Capital and the June Working Capital with simple interest thereon at the Interest Rate from and including the Closing Date to but not including the date of payment under this Subsection 2.4.6(a). If the Final Working Capital is equal to or within $1,000,000 of the June Working Capital, there shall be no adjustment to the Purchase Price. Any payment pursuant to this Subsection2.4.6(a) will be made within five business days following the final determination of the Final Working Capital in accordance with this Subsection 2.4.6(a) by bank wire transfer of immediately available funds to an account designated in writing by Buyer or Seller, as the case may be.

             (b) If the total sum of the amount transferred to the Buyer Pension Plans in accordance with Subsection 5.12.3(c) plus the amount transferred in accordance with Subsection 5.12.3(d) (the "Pension Transfer Amount") is less than PBO (as defined below), then, in addition to the adjustment described in Subsection 2.4.6(a), if any, Seller shall pay to Buyer the product of .27 multiplied by the difference between PBO and the Pension Transfer Amount. Any payment pursuant to this Subsection 2.4.6(b) will be made within five business days following the payment of the True-up Amount pursuant to Subsection 5.12.3(d) by bank wire transfer of immediately available funds to an account designated in writing by Buyer. For purposes of this Subsection 2.4.6(b), "PBO" shall mean 100% of the Projected Benefit Obligation with respect to the Employees participating in the Salaried Plans and Union Plan, determined as of the Closing Date using Seller's actuarial assumptions as in effect for IRS funding purposes for the 1996 Plan Year (and assuming escalation of the limit set forth in Section 401(a)(17) of the Code as provided within Seller's most recent GAAP financial statements) as set forth on
Schedule 2.4.6(b) delivered hereunder. The "PBO" shall be determined by an enrolled actuary designated by Seller, subject to the review and conflict resolution procedures described in Subsection 5.12.3(e) for determining the Accrued Liability. For the purposes of this Subsection 2.4.6(b), the Pension Transfer Amount shall be determined without regard to the adjustments for interest and benefit payments contemplated by Subsection 5.12.3(c) and 5.12.3(d).


                          ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof, and as of the Closing Date, as set forth below. To the extent any such representation and warranty is qualified by the knowledge of Seller, such knowledge shall refer only to the actual knowledge, obtained in the ordinary course of their duties and after review of the representations and warranties contained herein and the disclosure schedules delivered hereunder, of the officers and employees of Seller identified on Schedule 3 delivered hereunder.

Section III.1       Organization; Capitalization.

             III.1.1 Seller. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and has the requisite corporate power and authority to own, operate or lease the Assets and to conduct its business in all material respects as such is now being conducted. Except for its ownership interests in LM Ordnance Systems and AV Tech, Seller in connection with the Divisions does not control directly or indirectly or have any direct or indirect equity participation in any entity.

             III.1.2 AV Tech. AV Tech is duly organized, validly existing and in good standing as a limited liability company under the laws of Maryland, and has the requisite company power and authority to own, operate or lease the assets held by it and to conduct its business in all material respects as such is now being conducted. True, correct and complete copies of the limited liability company articles of organization and the operating agreement of AV Tech (the "AV Tech Charter Documents") are included in
Schedule 3.1.2 delivered hereunder. The AV Tech Interest is beneficially owned by Seller free and clear of any Lien, has been duly authorized and is validly issued. Schedule 3.1.2 sets forth a table showing the ownership of all of the outstanding members' interests in AV Tech, and except as set forth in such Schedule, to the knowledge of Seller, there are no outstanding options, warrants or other rights to acquire any members' interests in AV Tech, any outstanding securities which are convertible into a members' interest in AV Tech, or any capital commitment obligations of AV Tech. The offer and sale of the AV Tech Interest hereunder has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state "Blue Sky" law or regulation, in reliance by Seller in part on the representations by Buyer in Section 4.7 herein.

             III.1.3 LM Ordnance Systems.
LM Ordnance Systems is duly incorporated, validly existing and in good standing under the laws of Delaware, and has the requisite corporate power and authority to own, operate or lease the assets held by it and to conduct its business in all material respects as such is now being conducted. True, correct and complete copies of the Certificate of Incorporation and By-laws of LM Ordnance Systems (the "LM Ordnance Systems Charter Documents") are included in Schedule 3.1.3 delivered hereunder. The Ordnance Systems
Shares have been duly authorized, validly issued and are fully paid and non assessable, constitute all of the issued and outstanding capital stock of LM Ordnance Systems, and are all beneficially owned by Seller as the holder of record free and clear of any Lien. There are no outstanding options, warrants or other rights to acquire any of the authorized capital stock of LM Ordnance Systems, any outstanding securities which are convertible into capital stock of LM Ordnance Systems. The offer and sale of the Ordnance Systems Shares hereunder have not been registered under the Securities Act, or under any state "Blue Sky" law or regulation, in reliance by Seller in part on the representations by Buyer in Section 4.7 herein.

Section III.2 Qualifications. Each of Seller, AV Tech and LM Ordnance Systems is duly qualified or licensed as a foreign corporation or limited liability company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the Assets or the Divisions makes such qualification or license necessary, except those jurisdictions, if any, in which the failure to so qualify would not have a material adverse effect on the results of operations or financial condition of either of the Divisions. Schedule 3.2 delivered hereunder identifies each state in which AV Tech and LM Ordnance Systems is qualified to do business.

Section III.3       Corporate Authorization.

             III.3.1 Authority. Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. Subject to the authorizations, consents, approvals and filings referenced in Subsection 3.17.1 herein, this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, or by general equitable principles.

             III.3.2 No Conflict. Except as set forth in Schedule 3.3.2, execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereby will not cause a breach or default or otherwise conflict with any term or provision of the following:

             (a)  Seller's charter documents, the AV Tech Charter
Documents or the LM Ordnance Systems Charter Documents;

             (b) Any note, bond, mortgage, or indenture to which Seller, AV Tech or LM Ordnance Systems is a party or by which Seller, AV Tech or LM Ordnance Systems or any of the Assets is bound; or

             (c) Any court or administrative order, writ or injunction or process, or any consent decree to which Seller, AV Tech or LM Ordnance Systems is a party or by which Seller, AV Tech or LM Ordnance Systems or any of the Assets is bound.

Section III.4       Financial Statements.

             III.4.1 Schedules. Schedule 2.4.1 delivered hereunder sets forth correct and complete copies of the unaudited Armament June Balance
Sheet and the unaudited Defense June Balance Sheet (the Armament June Balance Sheet and the Defense June Balance Sheet collectively, the "June Balance Sheets"). The June Balance Sheets and the related statements of income and cash flow for the six-month period ended June 30, 1996 set forth on
Schedule 3.4.1 delivered hereunder are hereafter referred to collectively as the "Financial Statements." The Financial Statements present fairly the financial condition and the results of operations of the respective Divisions as of the dates and for the periods indicated therein, and were prepared in all material respects in accordance with GAAP, except as set forth on Schedule
2.4.1 and except such Financial Statements do not include footnotes and normal year-end adjustments, and have been prepared on a basis consistent with the accounting principles, practices, classifications, assumptions, estimates and methodologies of Seller as set forth on Schedule 2.4.1.

             III.4.2 Reserves. Set forth on Schedule 2.4.1 is a correct and complete list for each Division of all program cost reserves, reserves for product warranties, reserves for defective pricing, reserves for cost disallowances and other liability reserves (including reserves provided for in contract estimates at completion) maintained by or with respect to such Division as of the date of the June Balance Sheets.

             III.4.3 No Undisclosed Liabilities. To the knowledge of Seller, neither Division has any liabilities or obligations of any nature, secured or unsecured (absolute, accrued, contingent or otherwise and whether due or to become due), of a nature required to be reflected on a balance sheet of such Division prepared in accordance with GAAP which were not fully reflected or reserved in the Financial Statements except that the Financial Statements do not reflect all federal and state Income Taxes.

             III.4.4  Absence of Changes.  Other than as set forth in
Schedule 3.4.4 delivered hereunder, since June 30, 1996, there has not been any material adverse change in the business, financial condition, operations, or results of operations of either Division, or:

             (a) Any increase in the rate or terms of compensation payable by the Divisions to any of its officers or Employees, except increases occurring in the ordinary course of business in accordance with their customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);

             (b) Any material increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the officers or Employees of the Divisions, except increases occurring in the ordinary course of business in accordance with their customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases) or consistent with Seller's consolidation of its businesses;

             (c) Any loan to, or guarantee or assumption of any loan or obligation by the Divisions on behalf of, any officer or Employee of the Divisions except advances occurring in the ordinary course of business in accordance with customary practices;

             (d) Any entry into any agreement, commitment, or transaction (including without limitation any borrowing, capital expenditure or capital financing or any acquisition of the securities or assets of any other entity) by the Divisions except agreements, commitments or transactions contemplated by this Agreement or entered into in the ordinary course of business (which, for purposes hereof, shall include the agreements, commitments and transactions contemplated by the long range plans of each of the Divisions, copies of which have heretofore been provided to Buyer);

             (e) Any sale, lease, transfer or assignment of any of the assets of the Divisions, tangible or intangible, other than retirement or other disposition of assets or the sale of finished products and spare parts in the ordinary course of the operation of the Divisions;

             (f) Any acceleration, termination, cancellation or material modification (by any party including Seller) of any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) either involving more than $500,000 or outside the ordinary course of business to which Seller is a party or by which it is bound;

             (g) Any material delay or postponement by Seller of the payment of accounts payable and other liabilities outside the ordinary course of business;

             (h) Any cancellation, compromise, waiver or release by Seller of any right or claim (or series of related rights and claims) either involving more than $500,000 or outside the ordinary course of business; or

             (i) Any material change by Seller in its accounting methods, practices or principles relating to each Division not otherwise required by any changes in GAAP.

Section III.5       Real Property; Leases.

             III.5.1 Identification; Title and Related Matters. Schedule 2.3.2(e) sets forth all of the right, title and interests held by Seller in the Real Property which Seller obtained from GE. With respect to each such parcel of Real Property and except as set forth on Schedule 3.5.1 and
Schedule 5.31:

             (a) There are no pending or, to Seller's knowledge, overtly threatened condemnation proceedings, lawsuits or administrative actions relating to such property or other matters affecting adversely the current use, occupancy or value thereof;

             (b) To Seller's knowledge, no fact or condition exists which is reasonably likely to result in discontinuation of presently available (or otherwise necessary for current use) water, sewer, gas, electric, telephone, drainage facilities and other utilities and services, or vehicular access, to and from, the Real Property; and

             (c) To Seller's knowledge, neither Seller nor its affiliates, agents or employees have taken any action or failed to take any action which caused or could lead to any defect in title to the Real Property since April 2, 1993.

             III.5.2 Facility Leases. Schedule 3.5.2 lists all Facility Leases. With respect to each Facility Lease and except as set forth on
Schedule 3.5.2:

             (a) Such lease or sublease constitutes the entire agreement to which Seller is a party with respect to the real property leased or subleased thereunder;

             (b) Seller has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

             (c) There is no action, suit or proceeding pending against Seller or, to Seller's knowledge, overtly threatened against Seller or any third party that would materially interfere with the quiet enjoyment by Buyer after the Closing Date of the real property leased or subleased thereunder; and

             (d) To Seller's knowledge, no fact or condition exists which is reasonably likely to result in discontinuation of presently available (or otherwise necessary for current use) water, sewer, gas, electric, telephone, drainage facilities and other utilities and services, or vehicular access, to and from, the facilities leased or subleased thereunder.

             III.5.3 Condition. All Real Property and real property leased or subleased under the Facility Leases and all buildings and fixtures appurtenant thereto are in such condition and repair as is consistent with the uses with which the Divisions presently employ them.

             III.5.4 Related Agreements. Other than options, rights of first refusal or other similar arrangements in favor of Seller under the Facility Leases, Seller has not entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of the Real Property or any of the real property leased or subleased under the Facility Leases.

Section III.6       Tangible Assets.

             III.6.1  Assets of Seller.

             (a) Except as set forth on Schedule 3.6.1 (a), Seller now has, and on the Closing Date will have and will convey to Buyer, good and marketable title to all of the Assets, free and clear of all Liens.

             (b) The Assets are sufficient to enable Buyer to conduct the business and operations of each Division immediately after the Closing substantially as Seller presently conducts them. All material items of tangible personal property owned or leased by Seller in connection with the Divisions are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. Each item of tangible personal property owned or used by Seller in connection with the Divisions immediately prior to the Closing will be owned or available for use by Buyer immediately subsequent to the Closing.

             III.6.2  Assets of LM Ordnance Systems and AV Tech.

             (a) Except as set forth on Schedule 3.6.2(a), each of LM Ordnance Systems and AV Tech now has and on the Closing Date will have good and marketable title to all of the assets, rights and properties owned by them and used or held for use by them as of the date of this Agreement, free and clear of all Liens.

             (b) All material items of tangible personal property owned or leased by LM Ordnance Systems and AV Tech are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. Each item of tangible personal property owned or used by the LM Ordnance Systems or AV Tech immediately prior to the Closing will be owned or available for use by LM Ordnance Systems or AV Tech, as applicable, immediately subsequent to the Closing.

Section III.7 Government Furnished Equipment. Schedule 3.7 delivered hereunder incorporates the most recent schedule delivered to the United States government which identifies by description or inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by each Division by or on behalf of the United States. Schedule 3.7 identifies each Government Contract or Contracts to which each such item of equipment or fixture relates. To Seller's knowledge, such Schedule was materially accurate and complete on the date thereof and, if dated as of the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business.

Section III.8 Accounts Receivable. The billed Receivables reflected on the June Balance Sheets are, and all billed Receivables reflected on the Final Closing Net Asset Statement will be, bona fide receivables, accounted for in accordance with GAAP subject to any reserves reflected on the Final Closing Net Asset Statement, and represent amounts due with respect to actual transactions in the ordinary course of the operation of the Divisions. All billed Receivables reflected on the Final Closing Net Asset Statement, net of any reserves reflected thereon, will be collectable in the ordinary course of business. The unbilled Receivables reflected on the June Balance Sheets are, and all unbilled Receivables reflected on the Final Closing Net Asset Statement will be, bona fide unbilled receivables, accounted for in accordance with GAAP subject to any reserves reflected on the Final Closing Net Asset Statement, and represent amounts due with respect to actual transactions in the ordinary course of the operation of the Divisions.

Section III.9 Inventories. All Inventory, including price adjustment accruals, relating to the Divisions reflected on the June Balance Sheets is, and all Inventory, including price adjustment accruals, reflected on the Final Closing Net Asset Statement will be of, in all material respects, good and merchantable quality, saleable (in the case of Inventory held for sale) or currently usable (in the case of other Inventory) in the ordinary course of business, subject to any reserves reflected on the Final Closing Net Asset Capital Statement. The value of all items of Inventory recorded on the June Balance Sheets and to be recorded on the Final Closing Net Asset Statement, including finished goods, work-in-process and raw materials, and any reserves therefore, have been and will be determined in accordance with Seller's historical practices consistently applied.

Section III.10 Intellectual Property. A listing of all patents, registered trademarks and trade names, and registered copyrights held by Seller in connection with the Divisions, AV Tech and LM Ordnance Systems is set forth in Schedule 3.10. Except as set forth in
Schedule 3.10, Seller, AV Tech and LM Ordnance Systems own or are licensed to use inventions, processes, know-how, formulas, trade secrets, patents, trademarks, trade names, brand names and copyrights sufficient to conduct, as presently conducted, the business of the Divisions, without, to the knowledge of Seller, material infringement of or material conflict with any rights of third parties. Except as set forth in Schedule 3.10 delivered hereunder, Seller, AV Tech and LM Ordnance Systems have not been served as a party in or, to the knowledge of Seller, become or been made a party to, or been overtly threatened to be made a party to, any suit, action or proceeding challenging the use or ownership of Seller, AV Tech or LM Ordnance Systems of any patents, trademarks, trade names and copyrights, trade secrets, or any applications therefor, or with respect to any agreement or license relating to technology, know-how or processes for which Seller is licensed or uses in connection with the Divisions.

Section III.11      Certain Contracts.

             III.11.1 Material Contracts.  Except as set forth in
Schedule 3.11.1, Seller with respect to the Divisions, AV Tech and LM Ordnance Systems are not a party to or otherwise bound by or subject to:

             (a) Any written employment, severance, consulting or sales representative Contract which contains an obligation to pay more than $75,000 per year;

             (b) Any distribution or similar Contract, which is not terminable without penalty or further obligation on the part of Seller, LM Ordnance Systems or AV Tech within 30 days or which contains an obligation to pay more than $175,000 per year;

             (c) Any Contract which could result in the imposition on any person of an excise tax under Section 4999 of the Code;

             (d) Any Contract or guarantee or indemnification by Seller, LM Ordnance Systems or AV Tech on behalf of the Divisions running to any person which involves, individually or in the aggregate, an amount of more than $500,000;

             (e) Any indebtedness of Seller, LM Ordnance Systems or AV Tech on behalf of the Divisions for borrowed money;

             (f) Any indebtedness of whatsoever nature (including, without limitation, open account indebtedness) to any affiliate of Seller, or any Contract with any affiliate of Seller involving an amount of more than $500,000;

             (g)  Any mortgage on real property;

             (h) Any Contract containing any covenant limiting the freedom of Seller, LM Ordnance Systems or AV Tech in respect of the business or operations of the Divisions to engage in any line of business or compete with any person or in any geographic area;

             (i) Any Contract relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise which relates to the Divisions;

             (j)  Any offset agreement;

             (k) Any Contract relating to capital expenditures in respect of the Divisions not reflected in the long range plans of each of the Divisions, copies of which have been provided to Buyer, and involving future payments which, together with future payments under all other Contracts relating to the same capital project, exceed $500,000;

             (l) Any intellectual property license to receive or pay royalties in excess of $50,000 per year; or

             (m) Any other Contract having a total value (excluding unexercised options) of $1,000,000 or greater.

             III.11.2 Full Force and Effect; No Defaults. All the Contracts set forth on Schedule 3.11.1 are in full force and effect and are valid, binding and enforceable in accordance with their terms on Seller, AV Tech or LM Ordnance Systems, as the case may be, and, to Seller's knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in
Schedule 3.11.2, there are no material defaults or threatened material defaults by Seller, AV Tech or LM Ordnance Systems under any such Contract or, to Seller's knowledge, by any other party under such a Contract and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute a violation of, or be in conflict with, or constitute a material default under any such Contract.

             III.11.3 Review by Buyer. Seller will make available prior to Closing complete and correct copies of all the Contracts set forth on Schedule 3.11.1.

Section III.12      Government Contracts.

             III.12.1 Compliance. Except as set forth in Schedule 3.12.1, with respect to each and every Government Contract or bid or proposal which, if accepted, would result in a Government Contract (a "Government Bid"): (i) to Seller's knowledge, Seller, AV Tech and LM Ordnance Systems have complied with all material terms and conditions of such Government Contract or Government Bid; (ii) to Seller's knowledge, Seller, AV Tech and LM Ordnance Systems have complied with all requirements of all material laws or agreements pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were, to Seller's knowledge, complete and correct as of their effective date, and to Seller's knowledge, Seller, AV Tech and LM Ordnance Systems have complied in all material respects with all such representations and certifications; (iv) neither the United States government nor any prime contractor, subcontractor or other person has notified Seller, either in writing or, to Seller's knowledge, orally, that Seller, AV Tech or LM Ordnance Systems has breached or violated any statute, regulation, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid;
(v) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract or Government Bid; (vi) to Seller's knowledge, no material cost incurred by Seller, AV Tech or LM Ordnance Systems pertaining to such Government Contract or Government Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by the United States government;
(vii) to Seller's knowledge, no money due to Seller, AV Tech or LM Ordnance Systems pertaining to such Government Contract or Government Bid has been withheld or set off nor has any claim been made to withhold or set off money and Seller, AV Tech or LM Ordnance Systems is entitled to all progress payments received with respect thereto; and (viii) each Government Contract is valid and subsisting.

             III.12.2 Investigations.  Except as set forth in
Schedule 3.12.2, with respect to the Divisions: (i) Seller, AV Tech, LM Ordnance Systems and, to Seller's knowledge, Seller's directors, officers or employees are not under administrative, civil or criminal investigation known to Seller, AV Tech or LM Ordnance Systems, indictment or information by any United States government entity or any audit or investigation by Seller, AV Tech or LM Ordnance Systems with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (ii) during the last three years, Seller, AV Tech and LM Ordnance Systems have not conducted or initiated any internal investigation or made a voluntary disclosure to the United States government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. Except as set forth in Schedule 3.12.2, to Seller's knowledge, there exists no irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

             III.12.3 Absence of Claims.  Except as set forth in
Schedule 3.12.3, with respect to the Divisions, to Seller's knowledge, there exist (i) no outstanding material claims against Seller, AV Tech or LM Ordnance Systems, either by the United States government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid; and (ii) to Seller's knowledge, no material disputes between Seller, AV Tech or LM Ordnance Systems and the United States government under the Contract Disputes Act or any other federal statute or between Seller, AV Tech or LM Ordnance Systems and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid. To Seller's knowledge, except as set forth in Schedule 3.12.3, Seller, AV Tech and LM Ordnance Systems have no interest in any pending or potential claim against the United States government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid. Schedule 3.12.3 lists each Government Contract which to Seller's knowledge is currently under audit (other than routine audits conducted in the ordinary course of business) by the United States government or any other person that is a party to such Government Contract.

             III.12.4 Eligibility. Except as set forth in Schedule 3.12.4, since April 2, 1993, neither of the Divisions has been debarred or suspended from participation in the award of contracts with the United States Department of Defense or any other United States government entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To Seller's knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of Seller with respect to the Divisions, AV Tech, LM Ordnance Systems or any director or officer of Seller, AV Tech or LM Ordnance Systems in respect of the Divisions. To Seller's knowledge, no payment has been made by Seller, AV Tech or LM Ordnance Systems, or by any person on behalf of Seller, AV Tech or LM Ordnance Systems, in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. Except as set forth on Schedule 3.12.4, to Seller's knowledge, Seller's cost accounting and procurement systems and the associated entries reflected in Seller's financial statements with respect to the Government Contracts are in compliance in all material respects with all material laws.

             III.12.5 Test and Inspection Results. Except as set forth in Schedule 3.12.5, to Seller's knowledge, all material test and inspection results provided by Seller, AV Tech or LM Ordnance Systems to the United States government pursuant to any Government Contract or to any other person pursuant to a Government Contract or as a part of the delivery to the United States government or to any other person pursuant to a Government Contract of any article designed, engineered or manufactured in the Divisions were complete and correct in all material respects as of the date so provided. Except as set forth in Schedule 3.12.5, Seller, AV Tech or LM Ordnance Systems, as the case may be, has provided all material test and inspection results to the United States government or to any other person pursuant to a Government Contract as required by applicable law and the terms of the applicable Government Contract.

Section III.13      Litigation and Investigation.

             III.13.1 General.  Except as set forth in Schedule
3.13.1 delivered hereunder:

                    (a)  Each of Seller in connection with the
Divisions, LM Ordnance Systems and AV Tech is not subject to any unsatisfied monetary judgment, order or decree that would materially affect Buyer's ability to conduct the business and operations of the Divisions immediately after Closing as Seller presently conducts them;

                    (b)  Other than routine audits of Government
Contracts conducted in the ordinary course of business, each of Seller, AV Tech and LM Ordnance Systems has not been served as a party in, or, to the knowledge of Seller, have not become or been made a party to, any pending suit, action or proceeding, or any investigation by a governmental authority, whether civil or criminal, relating to the Divisions, the Assets or the Assumed Liabilities; and

                    (c) To the knowledge of Seller, each of Seller, AV Tech and LM Ordnance Systems has not been overtly threatened to be made a party to any material suit, action, proceeding or investigation, whether civil or criminal, relating to the Divisions or any of the Assets or Assumed Liabilities, nor any which question, challenge or seek to enjoin this Agreement, or any act taken or to be taken in connection herewith.

             III.13.2 General Electric Company. There are no outstanding claims or demands by Seller for indemnification relating to the Assets or the Assumed Liabilities against GE or any of its affiliates pursuant to the "GE Agreement" referred to in Subsection
5.12.10 herein, and, to Seller's knowledge, no basis for any such claim or demand presently exists.

Section III.14      Taxes.

             III.14.1 Tax Returns. All material tax returns, reports and forms (collectively, the "Tax Returns") required to be filed on or before the Closing Date by Seller with respect to the Assets or the Divisions with any domestic or foreign taxing authority have been or will be filed in accordance with all applicable laws, are in all material respects true, complete and correct, and all taxes, which were shown to be due on such Tax Returns have been or will be paid (either directly by Seller or indirectly through applicable tax sharing arrangements) prior to their due dates; provided however, that the representations and warranties set forth in this Section
3.14 are made only to the extent that taxes (i) are or may become liens on the Assets or (ii) for which Buyer is or may be liable in the capacity of transferee of the Assets.

             III.14.2 Allocations. Seller is not a party to any tax allocation or sharing agreement with respect to the Divisions
(including any such agreement between Seller and LM Ordnance Systems or AV Tech).

             III.14.3 Non-deductible Payments. Seller with respect to the Divisions or the Assets has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any future payments that will not be fully deductible under Sections 162(m) or 280G of the Code.

             III.14.4 Tax Liens. Except as set forth on Schedule 3.14.4, none of the Assets and none of the assets or properties of LM Ordnance Systems or AV Tech (i) is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iv) is "tax exempt bond financing property" within the meaning of Section 168(g)(5) of the Code, (v) is "limited use property" with the meaning of Revenue Procedure 76-30 or (vi) will be treated as owned by any other person pursuant to the provisions of Section 168(f)(8) of the Code. The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law. Seller is not a corporation other than a United States corporation within the meaning of the Code.

             III.14.5 AV Tech. AV Tech has always been treated as a partnership for federal, state and local income tax purposes. Except as set forth on Schedule 3.14.5, there does not exist any agreement for the sale of additional interests in the capital or profits of AV Tech. Seller has provided, or will provide prior to Closing, Buyer with correct and complete copies of the federal, state and local income Tax Returns filed on behalf of AV Tech and all Schedules K-1 delivered to Seller with respect to AV Tech. There is no partnership minimum gain or partnership nonrecourse debt minimum gain, as such terms are defined in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(i)(2), respectively, currently allocable to Seller's interest in AV Tech. The members' capital accounts of AV Tech have not been increased or decreased because of a revaluation of property or AV Tech under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and no event has occurred that would allow such a revaluation to be made.
No audit, appeal or other judicial or administrative proceeding is pending or, to Seller's knowledge, overtly threatened with respect to any item involving AV Tech.

Section III.15      Employees; Compensation; Labor.

             III.15.1 Employees and Compensation. Seller has delivered to Buyer prior to the date of this Agreement complete and correct copies of all written employment agreements which, individually or collectively, are material to the conduct of the business and operations of either Division. As promptly as practicable after the date of this Agreement, Seller will deliver a list (such list to be identified as Schedule 3.15.1 delivered hereunder) of all Employees, together with each Employee's present rate of compensation and vacation benefits.

             III.15.2 Certain Labor Matters.  Except as set forth on
Schedule 3.15.2 delivered hereunder:

             (a) To the knowledge of Seller, no employee identified on Schedule 3.15.1 has formally indicated his or her intention to cancel or otherwise terminate his or her relationship with either
Division or his or her relationship with Buyer after Closing;

             (b)  Other than the unions identified in Schedule
3.15.2, there are no unions representing the interests of any of the Employees and, to the knowledge of Seller, there are no such Employees seeking or attempting to organize other union representation;

             (c) Other than the collective bargaining agreements identified on Schedule 3.15.2, there are no other agreements between Seller, AV Tech and LM Ordnance and any labor organizations representing any of the Employees;

             (d) There are neither pending nor, to the knowledge of Seller, overtly threatened any strikes, work stoppages, work disruptions or employment disruptions by any of the Employees;

             (e) There are neither pending nor, to the knowledge of Seller, overtly threatened any suits, actions, administrative proceedings, hearings, arbitrations or other proceedings between Seller, AV Tech or LM Ordnance Systems and any of the Employees;

             (f) With respect to the Divisions and the Employees, during the past three (3) years each of Seller, AV Tech and LM Ordnance Systems (i) has complied in all material respects with all federal, state and local laws and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, (ii) is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing, (iii) has not committed any material unfair labor practices, and (iv) has complied in all material respects with all applicable provisions of the Occupational Safety and Health Act of 1970 and regulations promulgated pursuant thereto; and

             (g) To the knowledge of Seller, none of the Employees, within the three (3) year period prior to the date hereof, has filed any complaint relating to the Divisions or employment of the Employees with any governmental or regulatory authority or brought any action in law or in equity with respect thereto.

             III.15.3 Employee Benefit Plans; ERISA. Schedule 3.15.3 delivered hereunder lists each employee benefit plan or arrangement maintained or contributed to by Seller which covers the Employees, that is either an "employee pension benefit plan," or "employee welfare benefit plan" as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") (each such plan is hereinafter referred to as an "ERISA Plan", and each ERISA Plan that is an employee pension benefit plan may hereinafter be referred to as a "Retirement Plan"). Except as set forth on Schedule
3.15.3 and with respect to the Divisions:

             (a) Seller has never contributed to a multi-employer plan, as defined in Section 3(37) of ERISA which could result in any liability to Buyer as a result of this transaction;

             (b) To the knowledge of Seller, no fiduciary of any Retirement Plan has engaged in a "prohibited transaction" (as that term is defined in Section 4975 of the Code and Section 406 of ERISA) which could subject Seller to a penalty tax imposed by Section 4975 of the Code which would have a material adverse affect on the results of operations or financial condition of either of the Divisions;

             (c) All contributions to the Retirement Plans have been timely made and no Retirement Plan has an "accumulated funding deficiency" within the meaning of Section 412 of the Code;

             (d) No Retirement Plan subject to Title IV of ERISA has incurred any material liability under such title other than for the payment of premiums to the Pension Benefit Guaranty Corporation
("PBGC"), all of which have been paid when due;

             (e) No Retirement Plan has been terminated; nor have there been any "reportable events" (as that term is defined in Section 4043 of ERISA and the regulations thereunder) which would present a material risk that a Retirement Plan would be terminated and that such termination would have a material adverse effect on the results of operations or financial condition of either of the Divisions; and

             (f) Each Retirement Plan which is a defined benefit plan intended to qualify under Section 401 of the Code is so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code. No event has occurred with respect to any such Retirement Plan which could cause the loss of such qualification or exemption.

Section III.16      Compliance with Law.

             III.16.1 General. Seller, AV Tech and LM Ordnance Systems are not in violation of any applicable federal, state, local or foreign laws, rules or regulations relating to the Divisions, the Assets or the Assumed Liabilities except for such violations, if any, which would not have, in the aggregate, a material adverse effect on the results of operations or financial condition of either of the Divisions.

             III.16.2 Permits. Each of Seller in connection with the Divisions, LM Ordnance Systems and AV Tech holds all Permits that are appropriate to permit Buyer to conduct the business of the Divisions as presently conducted in all material respects and to operate the Assets in all material respects as they are presently operated. Each material Permit is listed on Schedule 3.16.2. No suspension, cancellation or termination of any of such Permit is pending or, to Seller's knowledge, overtly threatened.

             III.16.3 Export Control. Each of Seller in connection with the Divisions, LM Ordnance Systems and AV Tech has (a) all licenses for any pending export transactions, (b) all licenses and clearances for the disclosure of information to foreign persons and
(c) all registrations with United States governmental entities with authority to implement applicable export control laws that are appropriate to permit it to conduct the business of the Divisions as presently conducted in all material respects and to operate the Assets in all material respects as they are presently operated. Seller in connection with the Divisions, LM Ordnance Systems and AV Tech have not participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.

             III.16.4 Environmental Conditions.

             (a) As promptly as practicable after the date of this Agreement, Seller will provide to Buyer (to the extent Seller is not prohibited from doing so by an existing agreement with a third party) information currently known to Seller as to the environmental conditions existing on or at the parcels of real property currently used by the Divisions which are being transferred to Buyer hereunder, either by deed or pursuant to a leasehold interest. Documents delivered pursuant to this Subsection 3.16.4(a) will disclose in reasonable detail all material information known to Seller regarding such environmental conditions and shall be as of the date to which the information and data in such documents relates. All such documents shall be indexed on Schedule 3.16.4 hereto.

             (b) Except as set forth on Schedule 3.16.4, to the knowledge of Seller, no notices by any governmental authority of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law relating to the operations or properties of the Divisions have been received by Seller or LM Ordnance Systems since April 2, 1993, or by AV Tech since August 2, 1995.

             (c) Except as set forth on Schedule 3.16.4, there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to Seller's knowledge, overtly threatened, relating to compliance with or liability under any Environmental Law affecting the Divisions.

Section III.17      Government Authorizations.

             III.17.1 United States Authority. Execution, delivery and performance of this Agreement by Seller, and consummation of the transactions contemplated hereby, will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any United States, state or local governmental or regulatory authority except with respect to the following:

             (a) The pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.
18a, and the regulations promulgated pursuant thereto  (the  "HSR
Act");

             (b) The facilities clearance requirements of the Defense Investigative Service of the United States Department of
Defense ("DIS"), as set forth in the DIS Industrial Security
Regulation and the DIS Industrial Security Manual, as may be amended from time to time;

             (c) The novation of the Government Contracts as contemplated by Section 5.13 herein;

             (d) Such other consents, approvals, authorizations, permits and filings identified on Schedule 3.17.1 delivered hereunder; and

             (e) Such other consents, approvals, authorizations, permits and filings the failure to obtain or make would not have, in the aggregate, a material adverse effect on the results of operations or financial condition of either of the Divisions.

             III.17.2 Foreign Authority.  Except as set forth on
Schedule 3.17.2 delivered hereunder, execution, delivery and performance of this Agreement by and consummation of the transactions contemplated hereby will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any governmental or regulatory authority outside the United States.

Section III.18 Bank Accounts and Powers. Schedule 3.18 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Seller, LM Ordnance Systems or AV Tech has an account or safe deposit box used by the Divisions and the names and identification of all persons authorized to draw thereon or to have access thereto, other than accounts or safe deposit boxes which Seller uses for other parts of its business and operations and not solely in connection with the Divisions.
Schedule 3.18 lists the names of each person holding powers of attorney or agency authority from Seller in connection with the Divisions, LM Ordnance Systems or AV Tech and a summary of the terms thereof.

Section III.19 Security Clearances. Except to the extent prohibited by the National Industrial Security Program Operating Manual, Schedule 3.19 sets forth all facility security clearances held by Seller in connection with the Divisions, LM Ordnance Systems or AV Tech.

Section III.20 Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section III.21 Insurance. Schedule 3.21 contains a correct and complete list of all policies of insurance owned by Seller that Seller has procured specifically with respect to the operation of the Divisions, other than workers' compensation policies.

Section III.22 Full Disclosure. To the knowledge of Seller, no representation or warranty of Seller contained in this Agreement and no Schedule delivered hereunder contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                           ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF BUYER


Buyer hereby represents and warrants to Seller, that the statements contained in this Section 4 are correct and complete as of the date hereof and as of the Closing Date.

Section IV.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, operate or lease the assets that it requires to carry on its business in all material respects as such is now being conducted.

Section IV.2 Corporate Authorization.

             IV.2.1 Authority. Buyer has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. Subject to the authorizations, consents, approvals and filings referenced in Subsection 4.6.1 herein, this Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditor's rights, or by general equitable principles.

             IV.2.2 No Breach or Violation. Execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated hereby will not cause a breach or default or otherwise conflict with any term or provision of the following:

             (a)  Buyer's Certificate of Incorporation and By-laws;

             (b) Any note, bond, mortgage or indenture to which Buyer is a party or is bound; or

             (c) Any court or administrative order, writ or injunction or process, or any consent decree to which Buyer is a party or is bound.

Section IV.3 Sufficient Funds. Buyer has sufficient funds to deliver the Purchase Price to Seller at the Closing.

Section IV.4 Security Clearance. Buyer controls facilities classified for United States government security purposes as high as the level of "Top Secret", and employs individuals holding United States government security clearances as high as the level of "Top Secret".

Section IV.5 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to Buyer's knowledge, overtly threatened that question the validity of this Agreement or any of the ancillary agreements or any action taken or to be taken by Buyer in connection with this Agreement or any of the ancillary agreements or that, if adversely determined, would have a material adverse effect upon Buyer's ability to enter into or perform its obligations under this Agreement or any of the ancillary agreements.

Section IV.6 Government Authorizations.

             IV.6.1 United States Authorities. Execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated hereby, will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any United States, state or local governmental or regulatory authority except with respect to the following:

             (a)  The pre-merger notification requirements of the HSR
Act;

             (b) The facilities clearance requirements of the DIS, as set forth in the DIS Industrial Security Regulation and the DIS Industrial Security Manual, as may be amended from time to time;

             (c) The novation of the Government Contracts as contemplated by Section 5.13 herein;

             (d) Such other consents, approvals, authorizations, permits and filings identified on Schedule 3.17.1 delivered hereunder; and

             (e) Such other consents, approvals, authorizations, permits and filings the failure to obtain or make would not have, in the aggregate, a material adverse effect on the business, results of operations or financial position of Buyer on a consolidated basis.

             IV.6.2 Foreign Authority. Execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated hereby, will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any governmental or regulatory authority outside the United States.

Section IV.7 Investment Representations. Buyer is acquiring the AV Tech Interest and the Ordnance Systems Shares for the purpose of investment and not with a view to the distribution thereof, and Buyer has no present intention of selling or otherwise disposing of the AV Tech Interest and the Ordnance Systems Shares. Buyer acknowledges that the offer and sale of the AV Tech Interest and the Ordnance Systems Shares have not been registered under the Securities Act or any state Blue Sky law, and that Seller is transferring the AV Tech Interest and the Ordnance Systems Shares to Buyer pursuant to an exemption of the registration requirements of the Securities Act under Section 4(2) thereof. Buyer is an "accredited investor" within the meaning of paragraph (a)(3) of Rule 501 under the Securities Act.

Section IV.8 Brokers. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.


                           ARTICLE V

                           COVENANTS

Section V.1 General. Each of the parties will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Articles VI and VII).

Section V.2 Conduct of the Divisions. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Seller will (i)maintain the owned and leased properties used or held for use in connection with the Divisions in good operating condition and repair, (ii) carry on the operations of the Divisions consistent with the past operation of the Divisions and continue to make capital expenditures in accordance with the long range plans of each of the Divisions, and (iii) not make or institute any methods of manufacture, purchase, sale, lease, management, accounting or operation not in the ordinary course of business.

Section V.3 No General Increases. Other than (a) in the ordinary course of its business; (b) consistent with Seller's consolidation of its businesses; or (c) consistent with those changes approved by the United States government with respect to LM Ordnance Systems, and except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement or in connection with customary and periodic performance reviews and cost of living increases, Seller will not (i) grant any general or uniform increase in the rates of pay of employees of the Divisions, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment; or (ii) increase the compensation payable or to become payable to officers, salaried employees with a base salary in excess of $75,000 per year or agents of the Divisions or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents.

Section V.4 Contracts and Commitments. Other than in the ordinary course of business and consistent with the past operation of the Divisions, Seller, in connection with the Divisions, will not enter into any contract or commitment or engage in any transaction involving an amount in excess of $500,000, including any contract, commitment or engagement with any other division, unit or affiliate of Seller, or effect any change to any program.

Section V.5 Sale of Capital Assets.  Other than pursuant to this
Agreement or in the ordinary course of business, Seller will not sell or otherwise dispose of any material capital asset relating to the Divisions.

Section V.6 Preservation of Organization. Seller will use commercially reasonable efforts to preserve the business organization of the Divisions intact, to preserve for Buyer the present relationships of the Divisions with its suppliers, customers and agents and to keep available to Buyer the present key officers and employees of the Divisions, provided that Seller shall be under no obligation to offer any payment or other inducement to any such officer or employee to secure their availability to Buyer.

Section V.7 Access to Information.

             V.7.1 Access. Between the date of this Agreement and the Closing Date, Seller shall, during mutually agreeable hours (i) give Buyer and its authorized representatives reasonable access to all Business Records, contracts, offices and other facilities and properties of the Divisions, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request (including conducting a Phase I environmental assessment of the Real Property and real property leased under the Facility Leases), and (iii) furnish Buyer with such financial and operating data and other information with respect to the Divisions, or the results of operations and properties of the Divisions as Buyer may from time to time reasonably request; provided however, that any such inquiry shall be conducted in such a manner as not to interfere unreasonably with the business operations of Seller; and provided further, that Seller is under no obligation to disclose to Buyer any (a) "Classified Information" not in compliance with the DIS Industrial Security Regulation, the DIS Industrial Security Manual and any other applicable government security regulations; (b) information the disclosure of which is restricted by contract except in strict compliance with the applicable contract; or (c) any information regarding contracts, proposals or bids for which Seller and Buyer are competitors or potential competitors.

             V.7.2 Confidentiality. Any information provided or obtained pursuant to Subsection 5.7.1 shall be held by Buyer and its representatives in accordance with and shall be subject to the terms of the Confidentiality Agreement among Buyer and Seller dated June25, 1996 (the "Confidentiality Agreement"), except all obligations of Buyer in this regard will terminate upon completion of the Closing.

             V.7.3 Notice to Seller. Buyer agrees to notify Seller in writing, promptly upon Buyer's or its authorized representatives' discovery, of any information received by Buyer prior to the Closing Date relating to the Assets, the Assumed Liabilities or the operations of the Divisions which to the belief of Buyer constitutes (or would constitute) or indicates (or would indicate) a breach of any representation, warranty or covenant made by Seller herein.

Section V.8 Filings and Authorizations. Seller and Buyer shall, unless they mutually agree to the contrary, as promptly as practicable after the date hereof, file or supply, or cause to be filed or supplied, or will make, or cause to be made, the following:

             (a) All notifications and information required to be filed or supplied pursuant to the HSR Act (including any request for additional information or production of personnel for administrative interviews made pursuant to such Act) and all information or interviews reasonably requested by state officials in connection with the sale and transfer of the Assets;

             (b) All such other filings and submissions under laws, rules and regulations applicable to them, or to their subsidiaries and affiliates, as may be required for it to consummate the transactions contemplated by this Agreement;

             (c) Will use their respective commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper and reasonable for them to fulfill their obligations hereunder and to consummate the transactions contemplated by this Agreement.

Section V.9 Tax Matters. On or prior to the Closing Date, Seller will provide Buyer, at Buyer's request, with all clearance certificates or similar documents that may be required by any state, local or other taxing authority in order to relieve Buyer of any obligation to withhold or escrow any portion of the Purchase Price. On or prior to the Closing Date, Seller will furnish to Buyer an affidavit stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section1445(b)(2) of the Code.

Section V.10 Financial Information. Seller shall deliver to Buyer, within 15 days after the end of each monthly accounting period after the date of this Agreement and prior to the Closing Date, copies of the regularly prepared monthly unaudited balance sheets and statements of income and cash flow for each Division and, to the extent permitted by law, copies of all other material financial and accounting reports regularly prepared with respect to each Division during such period.

Section V.11 Employees.

             V.11.1 Employment. Buyer shall make an offer of employment to each Employee commencing on the Closing Date and each individual on long term disability from the Divisions at such time as such individual is fit for active employment with Buyer. In the case of an Employee on vacation, on authorized leave or illness absence, or on military service leave of absence, such offer shall remain open until the Employee is able or otherwise required to return to work. In the case of an Employee entitled to recall rights arising under collective bargaining agreements, such offer shall be deemed effective on the day such Employee is recalled (if ever). Each Employee shall be offered a position similar to his or her position immediately prior to the Closing Date (or if on vacation, authorized leave or illness absence, or military leave of absence, immediately prior to the date such vacation, leave, disability or absence commenced), at the same position and salary or wage levels as those provided by Seller immediately prior to the Closing Date. Such offers of employment shall be at the same respective locations as those at which the Employees are working (or on vacation, leave, disability or absence from) immediately prior to the Closing Date. Notwithstanding the foregoing, the Employees shall be deemed employees at will of Buyer and nothing express or implied herein shall obligate Buyer to provide continuing employment to any Employee after the Closing for a specified period of time following the Closing Date or, subject to the provisions of Section 5.12, to continue in effect the present terms and conditions of employment of any Employee. Buyer shall perform, meet and discharge any obligations in respect of the Divisions which may arise following the Closing under the Worker Adjustment and Retraining Notification Act of 1988, 19 U.S.C. 2101, et seq., or any similar state or local law or regulation;

             V.11.2 Collective Bargaining Agreements. Buyer shall expressly recognize any collective bargaining representative recognized by Seller or any of its affiliates as of the Closing Date under the collective bargaining agreements listed on Schedule 3.15.2. Buyer shall expressly assume any and all of Seller's obligations under such collective bargaining agreements existing on the Closing Date with respect to the Employees. Buyer will assume Seller's responsibilities with respect to recall rights of represented employees laid off from the Divisions. Buyer shall perform, meet and discharge all obligations as a successor employer to the represented Employees, including without limitation any and all obligations arising by contract, in law, pursuant to an at will relationship (if any), or under any applicable collective bargaining agreement, in all such cases irrespective of whether such obligations are based on events occurring before or after the Closing.

Section V.12 Employee Benefit Matters.

             V.12.1 Employee Benefits Definitions. The following terms, as used herein, shall have the following meanings:

             (a)  "Affiliate Plan" means each Employee Plan and
Benefit Arrangement which is sponsored, maintained, or contributed to by AV Tech or LM Ordnance Systems and which covers Employees and former employees of AV Tech and LM Ordnance exclusively.

             (b) "Employee Plans" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, which (i) is or has been entered into, maintained or contributed to by Seller or any of its affiliates and (ii) covers any Employee.

             (c) "Welfare Plans" means each "employee welfare plan" as such term is defined in Section 3(1) of ERISA.

             V.12.2 Welfare Plans Following the Closing.

             (a) Except to the extent changes are required by applicable law or collective bargaining, from the Closing Date to December 31, 1997, Buyer will maintain its own Welfare Plans for the benefit of the Employees that provide benefits that are substantially equivalent to the medical, disability, vision, dental, life insurance, flexible spending accounts and severance benefits offered to Employees by Seller during that period. In addition, after December 31, 1997, Buyer will provide substantially equivalent post-retirement medical benefits for those Employees who are at least age 55 with five years of service on December 31, 1997, post-retirement life insurance for those non-union Employees who were at least age 50 as of December 31, 1994 and have ten years of service at retirement, and post-retirement medical benefits and life insurance to union Employees in accordance with applicable collective bargaining agreements. Buyer will give each Employee full credit for purposes of eligibility and vesting under any such plans or arrangements maintained by Buyer pursuant to this Subsection 5.12.2 to the extent such Employee's service is recognized for such purposes under Seller's plans.

             (b) Buyer's Welfare Plans shall not contain a clause excluding coverage for preexisting conditions (other than pre-existing conditions excluded by Seller's Welfare Plans) and shall provide that any expenses incurred by an Employee on or before the Closing Date shall be taken into account for the purposes of satisfying deductible and coinsurance requirements and satisfaction of maximum out-of-pocket provisions under the Buyer's Welfare Plans to the extent such expenses are incurred during the same plan year in which the Closing Date takes place.

             (c) For purposes of providing "group health plan" (as that term is described in ERISA Section 607(1)) continuation coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, coverage under the group health plans offered by Buyer to Employees pursuant to this Subsection 5.12.2 will be considered to have commenced on the Closing Date and all Employees and their dependents shall be considered as of the Closing Date to be covered by a "group health plan" which does not contain any exclusion or limitation with respect to any preexisting condition.

             V.12.3 Defined Benefit Plans.

             (a) Effective as of the Closing Date, Buyer shall establish defined benefit plans (the "Buyer Pension Plans") for the benefit of salaried and union Employees covered by the Lockheed Martin Retirement Income Plan, the Lockheed Martin Retirement Income Plan (II) (collectively, "Salaried Plans") and the Lockheed Martin Pension Plan for Employees in Participating Bargaining Units ("Union Plan"). For those Employees who are currently participating in the Lockheed Martin Supplementary Pension Plan for Employees of Transferred GE Operations, Buyer will assume Seller's obligations to Employees under such plan and will provide an equivalent plan during the term of their employment with Buyer and its affiliates. Buyer shall also provide an excess benefit plan to eligible Employees (including coverage for benefits based on compensation in excess of the limit in Section 401(a)(17) of the Code) from the Closing Date until December 31, 1997.

             (b) Buyer shall take all action necessary to qualify each such Buyer Pension Plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by Buyer as are appropriate. The Buyer Pension Plans and any successor plans thereto shall contain appropriate provisions providing that (i)with respect to assets transferred to the Buyer Pension Plans from the Salaried Plans and the Union Plan, such assets shall be held by trusts, forming a part of such Buyer Pension Plan(s) and shall be held for the exclusive benefit of the participants in such Buyer Pension Plan(s) and, to the extent assets are transferred from Seller's Salaried and Union Plans, may not upon termination of the Buyer Pension Plan(s) revert to the employer or sponsor of such Buyer Pension Plan(s); (ii)in accordance with Section 411(d)(6) of the Code, the accrued benefits as of the Closing Date of the Employees under such Buyer Pension Plan(s) may not be decreased by amendment, or otherwise; (iii)each Employee shall be entitled to receive his or her benefit accrued through the Closing Date in any optional form provided under the respective Salaried Plans and Union Plan; (iv)each Employee retiring under Buyer Pension Plans will be entitled to receive pension benefits no less than what would have been received under the GE Pension Plan as in effect as of April5, 1993, taking into account the Employee's combined service with Buyer, Seller and GE; (v) until December 31, 1997, the Buyer Pension Plans shall provide for benefit formulas equivalent to those provided in the Salaried Plans and the Union Plan; and (vi) after December 31, 1997, each non-union Employee upon his or her retirement will be entitled to receive the sum of (A) his or her accrued benefit under the Buyer Pension Plans as of December 31, 1997, as determined using any increase in compensation (as such term shall be defined under the Buyer Pension Plans, as amended from time to time) after December 31, 1997, plus (B) any benefit accrued subsequent to December 31, 1997, but taking into account, for the purpose of vesting and eligibility for pension benefit subsidies, the Employee's combined service with Buyer, Seller and GE. Assets transferred shall be separately accounted for under the Buyer Pension Plans.

             (c) As soon as practicable, but in no event after the later of 20 days following the Closing Date or the date Seller has been provided evidence reasonably satisfactory to it that the Buyer Pension Plans are qualified under Section 401(a) of the Code and the trust holding such assets is tax exempt under Section 501(a) of the Code, Seller shall cause the Salaried Plans and the Union Plan to transfer assets to the respective Buyer Pension Plans equal to approximately 85% of the Accrued Liability (as such term is defined below) associated with the Employees participating in each such plan. That amount shall be in cash and shall be adjusted to reflect (i) interest from the Closing Date until the date of transfer based on the interest rate paid on a 90-Day Treasury Bill on the auction date coincident with or immediately preceding the Closing Date; and (ii) any benefit payments made by Seller in respect of Employees on or after the Closing Date. The amount transferred, as so adjusted, shall be referred to as the "Initial Transfer Amount."

             (d) As soon as practicable following the transfer of the Initial Transfer Amount, Seller shall cause a second transfer to be made of the "True-up Amount." The "True-up Amount" shall be transferred in cash and shall be equal to the difference between the Accrued Liability and the Initial Transfer Amount, adjusted to reflect interest from the Closing Date until the date of transfer based on the interest rate paid on a 90-Day Treasury Bill on the auction date coincident with or immediately preceding the Closing Date and any benefit payments made by Seller. For the purposes of this Subsection 5.12.3, the term "Accrued Liability" shall mean the lump sum present value of the accrued benefit of the Employee, determined on a termination basis using the interest factors specified by the Pension Benefit Guaranty Corporation for an immediate or deferred annuity, as appropriate for that Employee, and the other methods and factors specified in the regulations of the Pension Benefit Guaranty Corporation for the valuation of accrued benefits upon plan termination, including expected retirement ages and expense load assumptions published by the Pension Benefit Guaranty Corporation, and the 1983 Group Annuity Mortality Table.
The interest factors used to determine Accrued Liability shall be those factors in effect on the Closing Date. Notwithstanding anything contained herein to the contrary, the transfers contemplated by this Subsection 5.12.3 shall be determined in accordance with
Section 414(l) of the Code and Treasury Regulation 1.414(l)-1. The amounts to be transferred pursuant to this Subsection 5.12.3(d) shall be reduced to the extent necessary to satisfy Section 414(l) of the Code, any regulations promulgated thereunder, ERISA Section 4044, and any regulations promulgated thereunder.

             (e) The Accrued Liability shall be determined by an enrolled actuary designated by Seller. Seller shall provide any actuary designated by Buyer with all information reasonably necessary to review the calculation of the Accrued Liability in all material respects and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. In the event of a disagreement between Seller's designated actuary and Buyer's designated actuary as to the amount of the Accrued Liability, which disagreement remains unresolved for a period in excess of 45 business days or such additional period as Seller and Buyer may agree upon in writing (a "Disagreement"), the Disagreement shall be submitted to the Chief Financial Officer of each of Seller and Buyer for their review and resolution in such manner as they deem necessary or appropriate. In the event such Disagreement remains unresolved for an additional 60 business days, then any remaining disputed matters will be finally and conclusively determined by a qualified independent actuary selected by Seller and Buyer, which actuary will not be the regular actuary of Buyer or Seller. Promptly, but in no event later than 60 days after its acceptance of its appointment, the actuary will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the pension assets required to be transferred by Seller in accordance with the provisions of this Subsection 5.12.3, which report will be conclusive and binding upon the parties. The fees and expenses of the actuary will be shared equally by Buyer and Seller.

             (f) In the event the Initial Transfer Amount exceeds the Accrued Liability (adjusted to reflect ERISA Section 4044, if applicable), as soon as practicable following such determination Buyer shall cause a transfer to be made to Salaried Plans and the Union Plan, as applicable, equal to the difference between the Accrued Liability (adjusted to reflect ERISA Section 4044, if applicable) and the Initial Transfer Amount, adjusted to reflect interest from the date of the transfer of the Initial Transfer Amount until the date of transfer at the rate paid on a 90-Day Treasury Bill on the auction date coincident with or immediately preceding the Closing.

             (g) Employees shall cease to accrue benefits under the Salaried Plans and the Union Plan respectively as of the Closing Date. Subject to the consummation of the asset transfer described in Subsection 5.12.3(c), Buyer shall, effective as of the Closing Date, assume all of the obligations and liabilities of Seller, its affiliates, the Salaried Plans and the Union Plan in respect of benefits accrued by such Employees under the Salaried Plans and the Union Plan on or prior to the Closing Date. Except as expressly provided herein, Buyer shall not assume or be deemed to assume liabilities associated with any employee or former employee of Seller who is not an Employee.

             (h) Buyer shall notify Seller in the event an individual returns to active employment with Buyer following a period of long term disability which began prior to the Closing Date. The Seller shall cause a transfer to be made to the Buyer Pension Plans in an amount equal to the individual's Accrued Liability determined under Subsection 5.12.2(d) as of the date the individual returns to active employment. Such trust to trust transfer shall be made within a reasonable period of time following the close of the applicable plan year, at which time Buyer shall assume all obligations and liabilities with respect to pension benefits of such individual under this Section 5.12.3.

             V.12.4 Savings Program. On the Closing Date, Employees eligible to participate in the Lockheed Martin Employees Performance Sharing Plan ("Seller's Savings Plan") shall commence participating in a defined contribution plan or plans sponsored by Buyer. Buyer shall cause such plans to be amended to waive any waiting period for eligibility to participate in such plans. To the extent permitted by
Section 401(k)(10) of the Code, each Employee shall be permitted during the period between the Closing and the end of the second calendar year following the Closing Date, to receive a distribution from Seller's Savings Plan, make a direct rollover in accordance with
Section 401(a)(31) of the Code, or leave his or her account balances in Seller's Savings Plan. Seller shall take such action as may be necessary, if any, to permit each Employee to make a direct rollover to Seller's Savings Plan in accordance with Section 401(a)(31) of the Code. The assets transferred in the direct rollover shall be in the form of cash except that participant loan balances shall be transferred in the form of notes. Buyer agrees to facilitate through payroll deduction any loan repayments due on behalf of Employees who do not elect to make a direct rollover to Buyer's defined contribution plan.

             V.12.5 Vacation and Holidays. As of the Closing Date, Buyer shall adopt at its expense, vacation and holiday plans for the Employees to succeed Seller's vacation and holiday plans. Until December 31, 1997, such plans shall be substantially equivalent to the plans Seller would have provided to such Employees had they remained employees of Seller, and Seller shall have no liability or obligation to pay or provide any vacation or holiday payments claimed on or after the Closing Date. Thereafter, any such plans shall provide vacation and holidays to each eligible Employee on the basis of his or her combined service with Seller, Buyer and with GE. As of the Closing Date, Seller will provide Buyer with a list of the Employees and their accrued vacation time.

             V.12.6 Affiliate Plans.

             (a) Effective as of the Closing Date, Seller or its affiliates shall cease to sponsor, administer or contribute to any Affiliate Plan and shall thereby cease to be responsible for any acts, omissions, and transactions under or in connection with any such Affiliate Plan which occur on or after the Closing Date. Effective as of the Closing Date, Buyer shall become the sponsor of each Affiliate Plan, shall assume all obligations of Seller and its affiliates under each such Affiliate Plan and shall become responsible for all acts, omissions and transactions under or in connection with such Affiliate Plans which occur on or after the Closing Date. Seller agrees to transfer any plan assets held by any such Affiliate Plan to Buyer and to otherwise assist in the transfer of sponsorship contemplated by this Subsection 5.12.6.

             (b) On or after the Closing Date, Buyer shall assume all obligations and liabilities of Seller with respect to all acts, omissions, and transactions under or in connection with the Affiliate Plans covering LM Ordnance Systems employees which occurred prior to the Closing Date. Seller and Buyer agree to cooperate in obtaining a determination letter for the Milan Savings Plan as applicable to tax years prior to the Closing Date.

             V.12.7 Other Employee Plans.

             (a) Other than with respect to the Affiliate Plans covered in Subsection 5.12.6, Seller shall retain all obligations and liabilities under all employee pension and welfare plans in respect of any former employee or any independent contractor (including any beneficiary or dependent thereof) who is not an Employee.

             (b) Buyer shall assume financial liability (i) for expenses incurred by the Employees but not reported as of the Closing Date respecting claims arising under Seller's medical plans and (ii) for tuition and related expenses incurred by Employees for educational programs commenced prior to the Closing Date and which would be reimbursable pursuant to Seller's tuition reimbursement program.

             (c) Buyer shall pay all bonuses accrued and payable in respect of Employees by Buyer under the Lockheed Martin Management Incentive Compensation Plan for the year 1996. Seller shall determine the amount of such bonuses for the applicable Employees consistent with past practices (and consistent with the practices followed by Seller for its other employees for the 1996 calendar year), and shall so advise Buyer of its determination. Buyer shall pay such bonuses when Seller pays incentive compensation bonuses to its other employees for the 1996 calendar year.

             (d) The flexible spending accounts established on behalf of the Employees will be maintained through the end of the applicable plan year in which the Closing occurs in a manner that ensures that each Employee receives no more and no less than he or she would have received had the transactions contemplated by this Agreement not occurred. Buyer and Seller will coordinate management of their respective flexible spending accounts to achieve an equitable result.

             V.12.8 Access to Information. Upon request of Buyer, Seller shall provide Buyer reasonable access to data before and after the Closing (including computer data and personnel records) regarding the ages, dates of hire, benefits, compensation and job description of Employees. Seller shall provide Buyer with reasonable opportunities to enter into discussions with and to advise any of the Employees concerning the terms of future employment of such individuals by Buyer and shall permit Buyer reasonable access upon request to Employees for such purpose. Seller shall not discourage any Employees from accepting an offer of employment made by Buyer to such Employees. Buyer and Seller shall cooperate in preparing and disbursing materials concerning the transaction contemplated by this Agreement or the effect of the transaction upon the Employees' employment or the terms or conditions of the Employees' employment. Buyer and Seller shall provide each other with reasonable opportunity to review any written materials and to attend any scheduled meetings concerning the foregoing.

             V.12.9 Necessary Action. Each of Seller and Buyer agree to take all action which may be necessary in order to effectuate the transactions contemplated by this Agreement, including, without limitation, adopting any necessary amendments to their respective Employee Plans and making all filings and submissions to the appropriate governmental agencies required to be made in connection with the transfers of assets contemplated herein. Seller shall provide Buyer reasonable assistance in establishing its plans and benefit arrangements, including assistance in duplicating or transferring contracts applicable to such benefits. Seller agrees to provide administrative services with respect to those Buyer Employee Plans that provide benefits identical to those being provided simultaneously to Seller's employees under its Employee Plans. The terms of the arrangement will be governed by the Services Agreement referenced in Subsection 2.3.2(a), except that Seller shall not be obligated to provide services with regard to Buyer Pension Plans after June 30, 1997 or with regard to Buyer's Welfare Plans after December 31, 1997.

             V.12.10 GE Special Benefits Protection.  Pursuant to
Section V.II of Exhibit V to a Transaction Agreement (the "GE Agreement") dated November 22, 1992, as amended, among GE, Martin Marietta Corporation, a Maryland corporation, and Seller, Seller has agreed to reimburse GE (the "GE Reimbursement Obligations") for certain specified expenses relating to benefits for certain individuals who were formerly employed by GE and who became employees of Seller as a result of the transactions contemplated by the GE Agreement (the "Former GE Employees"). Buyer shall assume, effective on the Closing Date, all of the GE Reimbursement Obligations in respect of Employees for such specified expenses, and shall indemnify and hold harmless Seller from any and all such GE Reimbursement Obligations. Seller shall provide Buyer with copies of any documentation it receives from GE documenting the basis for such expenses.

             V.12.11 Limitation on Benefits.

             (a) Subject to the terms of this Agreement and any applicable bargaining agreement, the terms of Buyer's Employee Plans may be amended or terminated at any time after the Closing Date.
This Agreement shall not, in any way or at any time, create any third party beneficiary rights for or on behalf of any person.

             (b) Nothing in this Agreement shall be construed to require Buyer to provide any benefit to any current or former employee of Seller or any of its affiliates other than the benefits specifically described herein. Without limiting the generality of the foregoing, except as expressly provided in Subsection 5.12.6, Buyer shall have no obligation to provide any pension or welfare benefit to any individual who is not an Employee as defined herein or an alternate payee or qualified beneficiary of an Employee.

             (c)  Buyer shall be obligated to provide hourly
Employees with the benefits described in this Section 5.12 only until the expiration of any collective bargaining agreement that requires such benefits to be provided to such Employees.

             V.12.12 Flanigan v. G.E. Buyer shall not by reason of the transactions contemplated by this Agreement or otherwise be deemed to have assumed any liability or obligation with respect to any claim or cause of action asserted against GE or Seller in the lawsuit Flanigan v. G.E. filed in the federal district court in Connecticut in March, 1993, which relates to facts, transactions or events occurring prior to the date of this Agreement, including without limitation any purported claim or purported cause of action filed in connection with such lawsuit prior to, on or after the date of this Agreement. All such claims and causes of action shall constitute Excluded Liabilities for purposes of this Agreement. Nothing in this Subsection 5.12.12 or elsewhere, however, shall be deemed to require Seller to indemnify or otherwise to relieve Buyer of any liability or obligation it may incur as a result of a purported claim or purported cause of action asserted against Buyer which is based on this Agreement, the transactions contemplated by this Agreement, or any actions or transactions that occur on or after the date of this Agreement, regardless of whether such claim or cause of action is filed as an additional count in, or is consolidated with, Flanigan v. G.E., or in another proceeding.

Section V.13 Novation of Government Contracts. As soon as practicable following the Closing, Seller shall in accordance with Federal Acquisition Regulations Part 42, 42.12, submit in writing to each Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, 42.1202(a)) a request (the "Request") for the United States government (i) to recognize Buyer as its successor in interest to all of the Government Contracts being sold, assigned, transferred and conveyed to Buyer in accordance with this Agreement; and (ii) to enter into a novation agreement ("Novation Agreement") substantially in the form of Exhibit C attached hereto.

             V.13.1 Contents of the Request. The Request shall include:

             (a) Three copies of the Novation Agreement signed by Seller and Buyer;

             (b) An authenticated copy of this Agreement duly signed by Seller and Buyer;

             (c) A list of all affected Government Contracts remaining unsettled between Seller and the United States government showing for each the: (i) contract number and type, (ii) name and address of the contracting office, (iii) total dollar value as amended, and (iv) remaining unpaid balance;

             (d) A certified copy of each resolution of Seller's and Buyer's respective boards of directors authorizing the transfer of assets;

             (e) Copies of the opinions of counsel for Seller and for Buyer stating that the transfer was properly effected under applicable law and the effective date of transfer;

             (f) Evidence of Buyer's capability to perform the contracts;

             (g) Balance sheets of Seller and Buyer as of the dates immediately before and after the transfer of the Assets, certified for accuracy by an independent accounting firm of nationally recognized standing;

             (h) Evidence that any security clearances requirements have been met; and

             (i) The consent of sureties on all Government Contracts listed under paragraph (c) of this Subsection 5.13.1 if bonds are required or a statement from Seller that none are required.

             V.13.2 Cooperation. Buyer shall provide to Seller promptly the information regarding Buyer in paragraphs (d), (f), (g) and (h) of Subsection 5.13.1, above. Seller and Buyer each shall use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement with regard to any of the Government Contracts, including responding to any requests for information by the United States government with regard to such Novation Agreement.

Section V.14 Nonassignable Contracts. In the event that a third party consent required to assign any Contract is not obtained on or prior to the Closing Date, then, subject always to the terms of the applicable Contract and to the extent permitted by law, the parties will use commercially reasonable efforts to (i) provide to Buyer the benefits of the applicable Contract to the extent related to the Divisions, (ii) to the extent possible, to relieve Seller of the performance obligations of the applicable Contracts, (iii) cooperate in any reasonable and lawful arrangement designed to provide the benefits to Buyer, including entering into subcontracts for performance, and (iv) enforce at the request of Buyer and for the account of Buyer any rights of Seller arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of Buyer).

Section V.15 Administration of Accounts.

             V.15.1 In Trust For Buyer. All payments and reimbursements made by any third party in the name of or to Seller in connection with or arising out of the Assets and Assumed Liabilities after the Closing Date shall be held by Seller in trust to the benefit of Buyer and, promptly upon receipt by Seller of any such payment or reimbursements, Seller shall pay over to Buyer the amount of such payment or reimbursement without right of set off.

             V.15.2 In Trust For Seller. All payments and reimbursements made by any third party in the name of or to Buyer in connection with or arising out of the Excluded Assets and Excluded Liabilities after the Closing Date shall be held by Buyer in trust to the benefit of Seller and, promptly upon receipt by Buyer of any such payment or reimbursement, Buyer shall pay over to Seller the amount of such payment or reimbursement without right of set off.

Section V.16 Litigation Support.

             V.16.1 Access. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i)any transaction contemplated under this Agreement or (ii)any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Divisions, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article
VIII). To the extent that this Subsection 5.16.1 requires one party to make available to the other party documents or information which are subject to a claim of attorney-client privilege or attorney work product, the parties shall enter into an appropriate and customary joint defense agreement to protect the privileged nature and confidentiality of such documents or information.

             V.16.2 Corporate Overhead. In addition to providing reasonable access to books, records, files and other written materials that relate to the Divisions in connection with litigation as described in Subsection 5.16.1, Seller hereby agrees to provide Buyer, subject to an appropriate confidentiality agreement, with reasonable access to its books and records relating to indirect corporate general and administrative expenses invoiced or allocated to the Divisions prior to the Closing Date. Access to the foregoing books and records will be provided only to the extent reasonably necessary to permit Buyer to contest or defend governmental audits or investigations, to complete required government reports or contract closures relating to periods prior to the Closing Date or as required by law or legal process.

             V.16.3 Maintenance of Files. Buyer will maintain all original books, records, files, documents, papers and agreements pertaining to the operations of the Divisions as conducted prior to the Closing Date that are included in the Assets for at least five years following the Closing Date or such longer period as may be required by law. Seller will maintain all original books, records, files, documents, papers and agreements pertaining to the operations of the Divisions as conducted prior to the Closing Date that are not included in the Assets for at least five years following the Closing Date or such longer period as may be required by law. Each of Seller and Buyer agrees that before destroying or discarding any materials required to be retained pursuant to this Subsection 5.16.3, it will notify the other party in writing (which notice will include a description of the materials to be destroyed or discarded) and such other party may, at its expense, remove or make copies of such materials within 90 days following the date of such written notice. In the event the other party has not removed such materials within such 90-day period, the party desiring to destroy or discard such materials may proceed with such action without any liability to the other party.

             V.16.4 Legal Privileges. Seller acknowledges and agrees that all attorney-client, work product and other legal privileges that may exist with respect to the Assets or the Assumed Liabilities shall, from and after the Closing Date, be deemed joint privileges of Seller and Buyer. Both Buyer and Seller shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Seller nor Buyer shall knowingly waive any such privilege without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed).

Section V.17 Agreements Regarding Tax Matters.

             V.17.1 Tax Returns. Seller and Buyer will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, will each retain and provide to the other party all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of Buyer and Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending on or prior to the Closing Date.

             V.17.2 Tax Return Packages. Buyer will cause appropriate Division employees and employees of LM Ordnance Systems and AV Tech to prepare usual and customary Tax Return packages with respect to the tax period beginning January1, 1996 and ending as of the Closing Date. Buyer will use its commercially reasonable efforts to cause such Tax Return packages to be delivered to Seller on or before March 31, 1997, but in any event not later than May 31, 1997.

             V.17.3 Payroll Records. Seller and Buyer agree that Buyer has purchased substantially all of the property used in the Divisions and that in connection therewith Buyer will employ individuals who immediately before the Closing Date were employed in such trade or business by Seller. Accordingly, pursuant to Rev. Proc. 84-77, 1984-2 C.B. 753, provided that Seller makes available to Buyer all necessary payroll records for the calendar year that includes the Closing Date, Buyer will furnish a Form W-2 to each employee employed by Buyer who had been employed by Seller, disclosing all wages and other compensation paid for such calendar year, and Taxes withheld therefrom, and Seller will be relieved of the responsibility to do so.

             V.17.4 Sale. Buyer and Seller agree that the transactions contemplated by this Agreement constitute a sale of a trade or business within the meaning of Section41(f)(3) of the Code. Seller will provide to Buyer upon request all information necessary in order to permit Buyer to apply the provisions of Section41(f)(3)(A) of the Code.

             V.17.5 Tax Refunds on Included Costs. If Seller receives any Tax refund relating to the Divisions for periods prior to the Closing Date and the Tax liability to which such refund relates was included as a cost in a cost-reimbursement or fixed-price incentive (cost-redeterminable) Government Contract, then Seller will cooperate with Buyer to determine the appropriate portion of such Tax refund due to any governmental entity as if Buyer had pursued and obtained an identical Tax refund. Once the appropriate portion due any governmental entity is determined, Seller will promptly remit to Buyer such amount to be paid to such governmental entity in an appropriate manner to be determined by Buyer. If Buyer is liable for any taxes (net of any tax benefit to Buyer in making payment to the governmental entity) as a result of such reimbursement by Seller, Seller will also pay to Buyer such additional amounts required to pay such taxes.

             V.17.6 Tax Sharing Agreements With Subsidiaries. Any tax sharing agreements between Seller and LM Ordnance Systems or AV Tech will terminate as of the Closing Date and will have no further effect for any taxable year (whether past, current or future).

             V.17.7 Stub Period For Subsidiaries. Seller will include the taxable income or loss of LM Ordnance Systems and AV Tech (including any deferred income triggered into income under Treasury Regulation Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-
9) on Seller's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. The income of LM Ordnance Systems and AV Tech will be apportioned through the period up to and including the Closing Date and the period after the Closing Date by closing the books of LM Ordnance Systems and AV Tech as of the Closing.

             V.17.8 338(h)(10) Election. Buyer and Seller will join in making an election under Sections 338(g) and 338(h)(10) of the Code and any corresponding elections under state, local or foreign law (collectively, a "Section 338(h)(10) Election") with respect to the purchase of the shares of the capital stock of LM Ordnance Systems by Buyer pursuant to this Agreement. Seller will pay any tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer and its Affiliates (including LM Ordnance Systems) from and against any tax liability or other adverse consequences arising out of any failure to pay such tax. Seller will also pay any state, local or foreign tax (and will indemnify Buyer and its Affiliates (including LM Ordnance Systems) from and against any tax liability or other adverse consequence arising out of any failure to pay such tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(h) of the Code (or which results from the making of any election under Section 338(h) of the Code) with respect to the purchase of the shares of LM Ordnance Systems pursuant to this Agreement where the state, local or foreign tax jurisdiction does not provide for or recognize the Section 338(h)(10) Election.

Section V.18 Utilities. Buyer shall be responsible for all electric, gas, telephone, water, sewer and similar utility charges relating to the Divisions beginning on the Closing Date, and, with Seller's assistance, shall make such arrangements with the utility service providers prior to the Closing for Buyer to be charged directly for utility services beginning on such date.

Section V.19 Seller Guarantees; Letters of Credit and Other
Obligations.

             V.19.1 Assumption of Guarantees; Letters of Credit and Other Obligations. Prior to, but effective as of, the Closing Date, Buyer shall use its commercially reasonable efforts to assume (or provide replacements thereof) (i) the obligations of Seller under any guarantee, letter of credit, bond, or indemnity identified on
Schedule 5.19.1; (ii) the obligations as lender under the AV tech Revolving Credit Agreement; and (iii) under any joint and several obligation of Seller, relating to the Divisions and identified on
Schedule 5.19.1 delivered hereunder, so as to relieve Seller of all liability with respect to such guarantees and other obligations, and Buyer shall cooperate with Seller in making such arrangements; provided however, that nothing in the foregoing shall require Buyer, or allow Seller, to amend or modify the terms of any obligation of Seller to be assumed by Buyer hereunder in any respect that would provide for less favorable terms either to Seller or any subsequent guarantor.

             V.19.2 Demand for Payment. To the extent that Seller is not relieved of liabilities with respect to guarantees and other obligations pursuant to Subsection 5.19.1, if at any time after the Closing Date, demand shall be made of Seller for payment under any guarantee or other obligation identified on Schedule 5.19.1, Seller shall notify Buyer in writing of such demand, and Buyer shall make such payment on Seller's behalf in accordance with the requirements of such guarantee or other obligation as specified in such notice. Failing such payment by Buyer, Seller shall make such payment and Buyer shall promptly, upon Seller's written demand, reimburse Seller without right of recourse or set off, for the full amount of such payment, plus interest from the date of such payment by Seller to the date of reimbursement by Buyer, at the publicly-announced base interest rate of Citibank, N.A., New York, New York, in effect from time to time during such period, plus 500 basis points.

Section V.20 Name and Marks.

             V.20.1 Buyer's Obligations. Buyer acknowledges and agrees that by this Agreement it is obtaining no rights or licenses with respect to the name "Lockheed Martin", "Lockheed", "Martin Marietta" or any derivative thereof or genesis therefrom, or to the Lockheed Martin logo or trade dress, or to any other names, trademarks or logos owned by or associated with Seller or its affiliates. To that end, as soon as practicable after Closing but no later than 180 days after the Closing Date, Buyer shall remove and change signage, change and substitute promotional and advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to indicate that there no longer exists any connection or relationship between Seller and its affiliates on the one hand, and the Assets and Assumed Liabilities on the other; provided however that nothing herein shall obligate Buyer to change or copy over any engineering drawings, prints or copies of correspondence, invoices and other documents prepared prior to the Closing Date or to replace or alter any tools or dies included in the Assets.

             V.20.2 Seller's Obligations. Seller shall cease all use of the names and trademarks conveyed to Buyer under this Agreement from and after the Closing Date.

Section V.21 Notice to Buyer. Throughout the period between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing of any event or development known to Seller and materially affecting the business, results of operations or financial condition of either of the Divisions taken as a whole, any item or matter which would constitute a breach of the representations and warranties of Seller contained in this Agreement or affecting the ability of the parties to consummate the transaction contemplated by this Agreement. Subject to Seller's right to supplement and update the Schedules delivered hereunder pursuant to Subsection 5.24.2 herein, no such notice of a material development will be deemed to have amended such Schedules, to have qualified the representations and warranties contained herein and to have cured any misrepresentations or breach of warranty that otherwise might have existed hereunder by reason of such material development.

Section V.22 Further Assurances. From time to time after the Closing, the parties agree that each shall, at their own expense, execute and deliver, or cause to be executed and delivered, such documents and instruments of title as may be reasonably requested by the other in order more effectively to consummate the transactions contemplated by this Agreement.

Section V.23 Public Announcements. Prior to Closing, Seller and Buyer will consult with each other in good faith before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, shall endeavor to provide each other with a copy in advance of filing or public disclosure of any document, written release or periodic report on Form 8-K or Form 10-Q which discusses the transactions contemplated hereby.

Section V.24 Schedules.

             V.24.1 Interpretation. Matters reflected on the Schedules delivered hereunder are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Any such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Disclosures relating to pending or threatened litigation, violations of law and similar liabilities of the Divisions contained in any of the Schedules delivered hereunder constitute disclosures for all Schedules to the extent this Agreement requires such disclosure. The exhibits and attachments to the Schedules form an integral part of the Schedules and are incorporated by reference for all purposes as if set forth fully therein.

             V.24.2 Delivery. Prior to the date hereof, Seller has delivered to Buyer, and Buyer has received to its satisfaction, Schedules 1.4.2, 2.4.1, 2.4.6(b), 3, 3.4.1, 3.12 and 3.13.1. No
later than 25 business days after the date of this Agreement, Seller shall deliver to Buyer the remaining Schedules referenced herein, together with such supplements or amendments to Schedules 3.12 and
3.13.1 previously delivered as may be required to update such Schedules. After delivery of the remaining Schedules, and any supplements or amendments to Schedules 3.12 and 3.13.1 previously delivered, Seller shall be entitled further to supplement or amend any Schedule only if required to update such Schedule to reflect events or occurrences after the date of delivery of the remaining Schedules. In the event that any item included on any Schedule delivered after the date hereof, or any supplement or amendment thereto or to the Schedules previously delivered, reveals any facts or circumstances which, in the reasonable opinion of Buyer, reflect in a material adverse way on the Assets, or the Assumed Liabilities, or the results of operations or financial condition of either of the Divisions, or Buyer's ability to conduct the business of either Division immediately following the Closing substantially as such is presently conducted, Buyer may, by written notice to Seller within 5 business days after delivery of the remaining Schedules, or such amendments or supplements as contemplated herein, terminate this Agreement.

Section V.25 Exclusivity. During the period from the date of this Agreement until the date of termination of this Agreement pursuant to
Section 9.1 of this Agreement, Seller will not solicit, initiate or encourage the submission of any proposal or offer from any person, or negotiate any unsolicited offer or proposal, relating to any
(a)liquidation, dissolution or recapitalization, (b)merger or consolidation, (c)acquisition or purchase of securities or assets or
(d)similar transaction or business combination involving either Division. Seller will notify Buyer promptly if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

Section V.26 Five Year Limited Non-Compete.

             V.26.1 Non-Compete. Subject to Subsection 5.26.2 herein, for a period of five years from and after the Closing Date, neither Seller nor any of its affiliates shall engage directly or indirectly in the development, production, sale or support of tracked or wheeled combat land vehicles, tracked or wheeled combat land/amphibious vehicle turrets, turret drives or transmissions for tracked or wheeled combat land vehicles, or conventional ordnance or conventional munitions, in each case of the types being sold or actively developed by the Divisions as of the Closing Date. The foregoing covenant shall not prohibit Seller or its affiliates from
(a) engaging in any business conducted by them as of the date of this Agreement other than through the Divisions (including any derivatives, upgrades or improvements to products or services currently offered by, or under active development by, Seller or its affiliates other than through the Divisions), (b) acting as a subsystem or subcomponent developer, producer, supplier or supporter to any developer, producer, supplier or supporter of any of the aforementioned products or systems, (c) acting as a prime contractor for the development, production or supply for any of the aforementioned vehicular products, provided that Seller or its affiliates offer to subcontract to Buyer or its affiliates the development, production or supply of the vehicle frame, chassis, passive armor, transmission and drive train, (d) engaging in any business providing general military base or military installation support or maintenance services to the United States, any foreign military or a national guard, (e) acting as a developer, producer, supplier or supporter of any guidance systems or products, or smart weapon systems or products (exclusive of the conventional ordnance or conventional munitions portion thereof), (f) acting as a developer, producer, supplier or supporter of any indirect fire systems (or vehicles as to which indirect fire systems are an integral part) other than conventional cannons, or (g) competing as a prime contractor on the U.S. Army's Future Scout Vehicle Program or the U.K. Ministry of Defence's Tracer Program in accordance with clause
(c), above.

             V.26.2 Investment; Acquisition Exceptions.
Notwithstanding the provisions of Subsection 5.26.1, nothing herein shall prohibit Seller or its affiliates from:

             (a) Acquiring no more than five percent of the voting securities of any person or entity engaged in any of the businesses prohibited to Seller and its affiliates by Subsection 5.26.1;

             (b) Acquiring any non-voting securities of any person or entity engaged in any of the businesses prohibited to Seller and its affiliates by Subsection 5.26.1;

             (c)  Acquiring assets or securities from, or
effectuating a merger, business combination, reorganization, exchange or recapitalization with, any person or entity (collectively, a "Transaction") where an effect of the Transaction would be to cause Seller or its affiliates to own or control directly or indirectly one or more businesses having collectively gross annualized revenues of $100,000,000 or less, and where an effect of such ownership or control would otherwise cause Seller or its affiliates to be in noncompliance with Subsection 5.26.1; or

             (d) Consummating a Transaction where an effect thereof would be to cause Seller or its affiliates to own or control directly or indirectly one or more businesses having collectively gross annualized revenues in excess of $100,000,000, and where an effect of such ownership or control would otherwise cause Seller or its affiliates to be in noncompliance with Subsection 5.26.1; provided that Seller or its affiliates (as applicable) offer to sell and assign such assets (and associated liabilities) obtained and assumed in such Transaction for cash to Buyer or its affiliates within 90 days of the consummation of the Transaction at the fair market value of such assets (and associated liabilities) with the benefit of substantially similar representations, warranties and indemnification periods from the prior owner of such business(es) as are received by Seller in such Transaction. For purposes of determining the fair market value of such assets (and associated liabilities), Buyer and Seller or their representatives shall meet within 15 days of the date such offer is made and attempt mutually to determine in good faith such fair market value. If Buyer and Seller are unable to determine the fair market value mutually acceptable within 20 days after their initial meeting, Buyer and Seller shall mutually engage (and share equally in the fees and expenses of) an investment banking firm to determine within 20 days of such firm's engagement the fair market value of such assets (and associated liabilities), which determination shall be binding upon Buyer and Seller for purposes of Seller's offer to Buyer as contemplated herein. Seller shall not be obligated to keep such offer open to Buyer more than 20 days after final determination of the fair market value of such assets (and associated liabilities), and Buyer shall, if it accepts such offer, be obligated to consummate its purchase of such assets and its assumption of the associated liabilities within 75 days of such acceptance, otherwise Seller and its affiliates shall be permitted to keep and operate, or divest, such assets (and associated liabilities) in Seller's sole discretion.

             V.26.3 Remedies. Seller acknowledges that in the event of its or its affiliates' breach of the covenants contained in this
Section 5.26, money damages would be an inadequate remedy. Accordingly, without prejudice to the rights of Buyer also to seek such damages or other remedies available to it, Buyer may seek, and Seller shall not contest the appropriateness of the availability of, injunctive or other equitable relief in any proceeding which Buyer may bring to enforce the covenants contained in this Section 5.26 in its express and explicit terms. No waiver of any breach of the covenants contained in this Section 5.26 shall be implied from forbearance or failure of Buyer to take action in respect thereof.

             V.26.4 Severability. Seller and Buyer agree that, if any provision of this Section 5.26 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made. To the extent any such provision may be valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, Buyer and Seller agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies in such jurisdiction.

Section V.27 No Defaults. Seller will not commit or omit to take any act that will cause a termination of or material breach or default under any material contract, commitment or obligation to which Seller is a party or by which its assets are bound relating to the Divisions, including the Contracts identified on Schedule 3.11.1.

Section V.28 Compliance With Laws. Seller will use commercially reasonable efforts to comply in the operation of the Divisions in all material respects with all material laws applicable to the Divisions or the Assets or as may be required for the valid and effective transfer to Buyer of the Assets.

Section V.29 Confidential Information. For a period of five years after the Closing Date, Seller and its affiliates will treat and hold as such, and will not use for the benefit of themselves or others, any confidential information concerning the operations or affairs of the Divisions. In the event Seller or any of its affiliates is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such confidential information, then Seller will notify Buyer promptly in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this
Section 5.29. If, in the absence of a protective order or receipt of a waiver hereunder, Seller or any of its affiliates is, on the advice of counsel, compelled to disclose any confidential information concerning the operations or affairs of the Divisions to any governmental entity or else stand liable for contempt, then Seller or its affiliate may disclose such confidential information to such governmental entity, provided that Seller or such affiliate will use its reasonable efforts to obtain at the request of Buyer an order or other assurance that confidential treatment will be accorded to such confidential information. The provisions of this Section 5.29 will not be deemed to prohibit the use of confidential information concerning the operations or affairs of the Divisions by Seller to the extent reasonably required to prepare any required Tax Returns or financial statements or in connection with routine governmental audits of corporate overhead expenses.

Section V.30 Solicitation of Employees. For a period of two years from and after the Closing Date, Seller will not, and will not cause or permit any of its affiliates to, solicit the employment of any executive, technical or engineering Employee employed by the Divisions, provided however, that the foregoing shall not apply to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to Employees of the Divisions.

Section V.31 Real Property. Buyer has obtained a title report to for each parcel of Real Property from a nationally recognized title company, which report is accompanied by a title commitment suitable for the purchase by Buyer at its discretion and expense of title insurance from and after the Closing Date. The title report and related title commitment shall comprise Schedule 5.31 delivered hereunder.


                           ARTICLE VI

          CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Section VI.1 Conditions.  The obligations of Buyer under this
Agreement to perform Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

             VI.1.1 Representations and Warranties Accurate. All representations and warranties of Seller contained in Article III herein shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true in all material respects only as of such date, and (ii) as contemplated or permitted by this Agreement, to change between the date of this Agreement and the Closing Date).

             VI.1.2 Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

             VI.1.3 Certificates. Buyer shall have received from Seller a certificate, dated the Closing Date, signed on behalf of a duly authorized officer of Seller, respectively, to the effect that the conditions set forth in Subsections 6.1.1 and 6.1.2 herein have been satisfied.

             VI.1.4 Resignations. Seller shall have obtained and delivered to Buyer written resignations, to become effective as of the Closing Date, from each of the directors and officers of LM Ordnance Systems and from each of the managers of AV Tech designated by Seller;

             VI.1.5 AV Tech Interest. Seller shall have obtained the consent of the minority members of AV Tech with respect to the transfer of the AV Tech Interest to Buyer as contemplated hereunder to the extent such consent is required by the AV Charter Documents.

             VI.1.6 Real Property; Material Facility Leases.

             (a) Buyer shall have obtained a survey for each parcel of Real Property, which surveys shall be prepared in accordance with the 1992 ALTA/ACSM standards, and such survey shall not reveal the existence of any fact, encumbrance, restriction or condition that would, if not corrected by Seller prior to the Closing, materially impair immediately following the Closing Buyer's use of the affected parcel of Real Property consistent with Seller's and the LMAS Division's current use thereof.

             (b) Buyer shall have received, to its reasonable satisfaction, an estoppel certificate or consent to assignment or assumption (i) from GE that would permit Buyer to assume the Facility Lease(s) of the LMDS Division for the properties leased from GE in Pittsfield, MA, and (ii) from the landlords under those Facility Leases relating to the properties currently used by the LMDS Division located in Dalton, MA and Balston Spa, NY, and at the Apple Tree Radar Range, that would permit Buyer to assume such Facility Leases, to the extent that the lack of any such estoppel certificate or consent in respect of any such Facility Lease would materially impair Buyer's operation of the LMDS Division immediately after Closing.

             VI.1.7 Authorizations.

             (a) All applicable waiting periods under the HSR Act shall have expired or been terminated.

             (b) All authorizations, approvals, consents and waivers of third parties (the lack of which prior to the Closing, under any applicable law, rule or regulation, would render legally impermissible the transfer of a material portion the Assets, or would have a material adverse effect on the business, results of operations or financial condition of either of the Divisions) shall have been obtained.

             (c) Buyer shall have received by valid assignment from Seller or by reissuance in Buyer's name by the applicable governmental entities all material Permits reasonably required by Buyer to operate the business of the Divisions substantially as presently conducted. For the avoidance of doubt, this Subsection 6.1.7(c) shall not apply to the novation of Government Contracts.

             (d) There shall not have been filed any action, suit or proceeding of reasonable merit which remains pending as of the Closing Date before any court or administrative agency wherein an unfavorable judgment, order or decree would (i) prevent the consummation of any of the transactions contemplated by this Agreement or cause any such transaction to be rescinded after consummation or (ii) affect materially and adversely the right of Buyer after the Closing Date to operate the business of the Divisions substantially as presently operated (and no such judgment, order or decree shall be in effect).

Section VI.2 Waiver. Buyer may, at its sole discretion, waive in writing fulfillment of any or all the conditions set forth in Section
6.1 of this Agreement.


                          ARTICLE VII

         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Section VII.1 Conditions.  The obligations of Seller under this
Agreement to perform Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

             VII.1.1 Representations and Warranties Accurate. All representations and warranties of Buyer contained in Article IV herein shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date.

             VII.1.2 Performance by Buyer. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

             VII.1.3 Certificates. Seller shall have received from Buyer a certificate, dated the Closing Date, signed on behalf of a duly authorized officer of Buyer, to the effect that the conditions set forth in Subsections 7.1.1 and 7.1.2 herein have been satisfied.

             VII.1.4 AV Tech Interest. Seller shall have obtained the consent of the minority members of AV Tech with respect to the transfer of the AV Tech Interest to Buyer as contemplated hereunder to the extent such consent is required by the AV Charter Documents.

             VII.1.5 Authorizations.

             (a) All applicable waiting periods under the HSR Act shall have expired or been terminated.

             (b) All authorizations, approvals, consents and waivers of governmental authorities and third parties (the lack of which prior to the Closing, under any applicable law, rule or regulation, would render legally impermissible the assignment of the Assumed Liabilities) shall have been obtained.

             (c) There shall not have been filed any action, suit or proceeding of reasonable merit which remains pending as of the Closing Date before any court or administrative agency wherein an unfavorable judgment, order or decree would (i) prevent the consummation of any of the transactions contemplated by this Agreement or cause any such transaction to be rescinded after consummation, (ii) affect materially and adversely the right of Buyer after the Closing Date to operate the business of the Divisions substantially as presently operated (and no such judgment, order or decree shall be in effect) or (iii) prevent the assumption by Buyer of the Assumed Liabilities.

Section VII.2 Waiver. Seller may, at its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in
Section 7.1 of this Agreement.


                          ARTICLE VIII

                        INDEMNIFICATION

Section VIII.1 Survival of Representations and Warranties. All representations and warranties contained in Articles III and IV herein shall survive the Closing and shall remain in full force and effect until the second anniversary of the Closing Date, provided however that (a) the representations and warranties contained in Sections 3.1 and 4.1 (Organization; Capitalization), 3.2 (Qualifications), 3.3 and 4.2 (Authorization), 3.6.1(a) and 3.6.2(a) (Title), and 3.20 and 4.8 (Brokers) shall survive the Closing and shall remain in full force and effect until the seventh anniversary of the Closing Date, (b) that the representations and warranties contained in Section 3.14 (Taxes) or 3.15.3 (ERISA), shall survive the Closing and shall remain in full force and effect until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be tolled from time to time, and (c) the representations and warranties contained in Section 3.12 (Government Contracts) and
Section 3.16.4 (Environmental Matters) shall survive the Closing and shall remain in full force and effect, respectively, until the fourth and eighth anniversaries of the Closing Date.

Section VIII.2 General Indemnity.

             VIII.2.1 Coverage. After the Closing Date, Seller and Buyer (in either case, an "Indemnitor") shall each indemnify and hold harmless the other, each of their respective affiliates (including LM Ordnance Systems and AV Tech), and each of their and their affiliates' respective directors, officers, employees and agents (the "Indemnified Parties") to the extent provided in this Section 8.2 from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, reasonable costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses but excluding opportunity costs or lost profits), with such amounts to be determined net of any Tax refund, credit or other reduction in Taxes actually received or realized by the Indemnified Party and any reimbursement or other refund of any portion of such amounts actually received or realized by the Indemnified Party, including without limitation reimbursement by way of insurance, third party indemnification or the actual recovery of such amounts (or portions thereof) as reimbursable costs under any cost-type, flexibly-priced or fixed price contract for the provision of goods or services to the United States government (collectively, "Losses") resulting from or arising out of:

             (a) any breach of any representation or warranty (or in the event that a third party alleges facts that, if true, would constitute a breach of any representation or warranty) of the Indemnitor contained in Article III or IV, as applicable;

             (b) the nonperformance, partial or total, of any covenant or agreement of the Indemnitor contained in this Agreement; in either case to the extent not waived by the Indemnified Parties;

             (c) in the case where Buyer is the Indemnitor, the Indemnitor's failure to perform or in due course pay and discharge any Assumed Liability; and

             (d) in the case where Seller is the Indemnitor, the Indemnitor's failure to perform or in due course pay and discharge any Excluded Liability.
Notwithstanding the above, neither Buyer nor Seller shall be obligated to indemnify an Indemnified Party for punitive or exemplary damages except to the extent such damages are assessed in connection with a third party claim with respect to which the party against which such damages are assessed is entitled to indemnification hereunder. Except as expressly provided in Section 8.4, Buyer shall not be obligated to seek to recover any Losses as reimbursable costs under any Government Contract or to include any Losses as costs in its corporate overhead expenses or forward pricing rates as a condition to obtaining indemnification from Seller pursuant to this Agreement. In the event Seller is entitled to indemnification under
Section 8.2.1(c) with respect to any Assumed Liability, Seller will be entitled to be indemnified against the entirety of the Losses arising out of or relating to such Assumed Liability notwithstanding the fact that such Assumed Liability may also constitute a breach of Buyer's representations and warranties set forth in this Agreement. In the event Buyer is entitled to indemnification under Subsection 8.2.1(d) with respect to any Excluded Liability, Buyer will be entitled to be indemnified against the entirety of the Losses arising out of or relating to such Excluded Liability notwithstanding the fact that such Excluded Liability may also constitute a breach of Seller's representations and warranties set forth in this Agreement.

             VIII.2.2 Limitation. For purposes solely of Subsection 8.2.1(a) (and not with respect to any other provision relating to indemnification in this Agreement):

             (a) No indemnification shall be required in respect of any misrepresentation or breach of representation or warranty by Seller (other than claims with respect to Sections 3.1, 3.2, 3.3 and 3.20 herein) with respect to either Division unless the aggregate of all amounts for which indemnity would otherwise be due with respect to such Division exceeds $2.5 Million in which case Seller shall be responsible only for such indemnifiable amount in excess of $2.5 Million, and no indemnification shall be required with respect to such Division (other than claims made with respect to Sections 3.1, 3.2, 3.3 and 3.20 herein) as to any amounts in excess of $25 Million; and

             (b) Neither Seller nor Buyer shall be entitled to make any claim for indemnification under Subsection 8.2.1(a), with respect to the breach of any particular representation and warranty contained herein, after the date on which such representation and warranty ceases to survive pursuant to Section 8.1 herein; provided however, that, if prior to the date on which such representation and warranty ceases to survive, the Indemnitor shall have received written notification of a claim for indemnity hereunder specifying in reasonable detail the basis of any such claim, and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue as a basis for indemnity until it is finally resolved or disposed of, subject to applicable statutes of limitation which shall continue to run in all circumstances absent the written consent of the Indemnitor to toll the applicable limitations period.

Section VIII.3 Environmental Matters.

             VIII.3.1 Environmental Liabilities. On and after the Closing Date, and subject to the further provisions of this Section 8.3, Buyer shall assume, perform, pay and discharge all liabilities, obligations, claims, fines, penalties, judgments, injunctions and orders in respect of the Divisions, the Assets and the operation and affairs of the Divisions and Assets prior to the Closing, which relate to, are based upon or arise from or are in connection with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969, the Superfund Amendments and Reauthorization Act of 1986, Title III of the Superfund Amendments and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to hazardous or toxic materials and similar substances, and any other federal, state or local environmental laws, ordinances, permits, rules or regulations, or any such laws, ordinances, permits, rules or regulations concerning hazardous or toxic substances or materials including without limitation petroleum and petroleum by-products, asbestos and PCBs, as in effect as of the Closing Date or as thereinafter may be amended or superseded (collectively, the "Environmental Laws"), including without limitation any and all Proceedings and items of compliance, correction, contamination, cleanup, removal and remediation, relating to the Environmental Laws, whether such liabilities, obligations, claims, fines, penalties, judgments, injunctions and orders are made or imposed or have been made or imposed by any federal, state or local governmental agency or authority or by any private party, and whether or not such claims, liabilities or obligations were accrued, liquidated, contingent, or known or unknown to Seller at or prior to the Closing;

             VIII.3.2 Indemnity. For a period of twenty (20) years following the Closing Date should Buyer:

             (a) actually pay any judgments, claims, fines or penalties or incur reasonable costs and expenses in the defense of any action (i) arising under the Environmental Laws then in force and
(ii) relating to a condition, act or omission that existed, occurred or failed to occur prior to the Closing in connection with the Divisions (an "Environmental Penalty"); or

             (b) actually pay any judgments, claims, fines or penalties or incur reasonable costs and expenses in the defense of any actions alleging wrongful exposure prior to the Closing to any Hazardous Materials in connection with the Divisions (the payments, costs and expenses contemplated by this paragraph (b) being collectively "Exposure Costs");

             (c) actually incur reasonable costs or fees for the services of attorneys, consultants, experts and laboratories in connection with the investigation, characterization, remediation or mitigation (including the preparation of feasibility studies or reports and the performance of clean-up, remediation, removal, abatement, elimination, containment, restoration or monitoring work) (collectively, "Remediation") of Hazardous Materials on or under the Real Property or the real property subject to the Facility Leases or the GOCO Management Contracts where such Remediation (i) related to Hazardous Materials to the extent such Hazardous Materials were on or under the Real Property or such other real property on the Closing Date and (ii) is required by an Environmental Law then in force or by order of a governmental entity or is otherwise necessary to allow Buyer to make use of the Real Property or such other real property in a manner consistent with its use by Seller immediately prior to the Closing Date (the costs and fees contemplated by this paragraph (c) being collectively referred to as "Remediation Costs"), then, to the extent that such Environmental Penalty, Exposure Costs or Remediation Costs, net of any third party indemnification or insurance recovery actually received by Buyer with respect thereto, and net of any Tax refund, credit or other Tax benefit actually received or realized by Buyer with respect thereto (x) are not directly paid or reimbursed under one or more government owned, contractor operated facility contracts (including without limitation any of the GOCO Management Contracts) for which Buyer shall use commercially reasonable efforts to seek recovery, or (y) are not recovered by Buyer under one or more prime or subcontracts (for which recovery may be sought by Buyer in its sole discretion) providing for the provision of goods or services to the United States government and to which Buyer or any of its affiliates may be a party (including without limitation any of the Government Contracts), and (z) exceed $10,000,000 (the "Excess Environmental Costs"), and subject to the remaining provisions of this Section 8.3, Seller shall indemnify Buyer for sixty percent (60%) of such Excess Environmental Costs within thirty (30) days of delivery by Buyer to Seller of a statement (certified thereto for accuracy and completeness by Buyer's Chief Financial Officer and Buyer's Senior Executive whose primary responsibility is compliance with Environmental Laws) setting forth in reasonable detail the basis for the initial $10,000,000 expenditure and the amounts representing such Excess Environmental Costs.

             VIII.3.3 Procedure; Remediation. Until such time as Subsection 8.3.2 is no longer in effect, Buyer will notify Seller in writing before commencing any Remediation and shall select attorneys, consultants, experts and laboratories to perform such Remediation of recognized standing and competence in consultation with Seller.
Buyer shall pursue such Remediation as if all Remediation Costs were for its own account and shall act in good faith and with reasonable prudence to minimize such Remediation Costs. Buyer and Seller agree that Buyer shall direct and control such Remediation but that Buyer shall permit Seller and its representatives at Seller's expense the right to participate fully in, but not vote with respect to, all decisions regarding any Remediation, including affording Seller and its representatives reasonable access to any site where Remediation is being conducted, reasonable access to all documents, data, reports, correspondence, samples (and will provide duplicate samples to Seller on Seller's request) or information regarding the Remediation and reasonable access to employees of Buyer and Buyer's attorneys, consultants, experts and laboratories with knowledge of relevant facts concerning the Remediation, and the right to attend all meetings and participate in any telephone conference with any government agency or third-party regarding the Remediation. Seller's right to receive information and participate in decisions regarding Remediations pursuant to this Subsection 8.3.3 shall not be construed to require Seller's consent to any Remediation activities undertaken by Buyer in accordance with this Subsection. If Buyer fails to allow Seller to participate fully in a Remediation as contemplated by this paragraph, then Buyer will not be entitled to any indemnity with respect to the Remediation Costs related to such Remediation nor shall such Remediation Costs be included in any calculation of Excess Environmental Costs.

             VIII.3.4 Procedure, Environmental Penalties. Until such time as Subsection 8.3.2 is no longer in effect, Buyer will provide Seller prompt notice of the assertion of any claim or the commencement of any suit, action or proceeding which may result in any Environmental Penalty, Exposure Costs or Remediation Costs in accordance with the provisions of Subsection 8.5.1(a) herein and if it is not likely that the matter, if decided adversely to Buyer, will result in Excess Environmental Cost, Buyer shall assume the defense and control of such matter, but shall allow Seller a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense. Buyer shall select counsel of recognized competence and standing reasonably acceptable to Seller. In conducting the defense thereof, Buyer shall at all times act as if all Environmental Penalties, Exposure Costs and Remediation Costs were for its own account and shall act in good faith and with reasonable prudence to minimize such Environmental Penalties, Exposure Costs and Remediation Costs. Alternatively, if it is or becomes likely that the matter, if decided adversely to Buyer, would result in Excess Environmental Costs, then Seller may assume the defense of such matter in accordance with the provisions of Subsection 8.5.1(b) herein.

             VIII.3.5 Final Assumption. Buyer shall be liable for any Environmental Penalty, Exposure Costs and Remediation Costs incurred from and after the twentieth anniversary of the Closing
Date.

             VIII.3.6 Definition. For purposes of this Section 8.3, the term "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other toxic substance that is defined, determined or identified as hazardous or toxic under Environmental Law or the release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, such term shall include petroleum, petroleum products and by-products and asbestos.

Section VIII.4 Certain Claims. From and after the Closing Date, Buyer shall use commercially reasonable efforts to recover from the United States government on the GOCO Management Contract for LM Ordnance Systems at Milan, TN, or any successor contract thereto, any Losses incurred by Buyer, LM Ordnance Systems or their affiliates relating to or arising from any claims or causes of action referred to in Subsections 1.3.9 and 5.12.6(b) herein, or relating to or arising from the "29 Palms" litigation referred to in Schedule 3.13.1, and to the extent such Losses are not recovered from the United States government by Buyer, LM Ordnance Systems or their affiliates, Seller shall fully indemnify and hold harmless Buyer, LM Ordnance Systems and their affiliates from and against such unrecovered Losses net of any Tax refund, credit or other reduction in Taxes actually received or realized by Buyer, LM Ordnance Systems or their affiliates.

Section VIII.5 Claims Procedure.

             VIII.5.1 Notice; Defense. For the purposes of administering the indemnification provisions of this Agreement, the following procedures shall apply from and after the Closing Date:

             (a) Each Indemnified Party shall notify the Indemnitor in writing within 30 days following the receipt of notice of the commencement of any action or proceeding or within 60 days of (i) the assertion of any claim against such Indemnified Party or (ii) the discovery by such Indemnified Party of any Loss, giving rise to indemnity pursuant to this Agreement (any 30 or 60 day notification requirement shall begin to run, in the case of a claim which is amended so as to give rise to a right to indemnification hereunder, from the first day such claim is amended to include any claim which relates to a right of indemnification hereunder) and shall indicate in such notification whether such Indemnified Party is requesting indemnification with respect to such indemnification event. The failure to give notice as required by this Subsection 8.5.1(a) in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor's ability to defend against the event with respect to which indemnification is sought is materially adversely affected by the failure of the Indemnified Party to give notice in a timely fashion as required by this Subsection 8.5.1(a);

             (b) After notification is given as aforesaid, the Indemnitor shall be entitled (but not obligated, except with respect to Assumed Liabilities, as to which Buyer shall be so obligated and the Excluded Liabilities, as to which Seller shall be so obligated) to assume the defense or settlement of any such action or proceeding, or to participate in any negotiations or proceedings to settle or otherwise eliminate any claim; provided however that in the event the Indemnitor assumes any such defense or settlement or any such negotiations, it shall actively pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 10 business days after the notification referred to above to assume the defense, the Indemnified Party may engage counsel to defend, settle or otherwise dispose of such action or proceeding;

             (c) In cases where the Indemnitor has assumed the defense or settlement with respect to an indemnification event, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, provided that the Indemnitor's right to settle, compromise, decline to appeal, or otherwise dispose of any such action, proceeding or claim shall be subject to the provisions of Subsection 8.5.2;

             (d) In any case in which the Indemnitor assumes the defense or settlement thereof, the Indemnified Party shall be entitled to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought and shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such suit, action, claim or proceeding, (ii) the Indemnitor shall not have employed counsel (reasonably satisfactory to the Indemnified Party) to take charge of the defense of such action, suit, claim or proceeding within 10 business days after notice of commencement of the action, suit, claim or proceeding, or (iii) such Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor which, if the Indemnitor and the Indemnified Party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Indemnified Party. If any of the events specified in clauses (ii) or (iii) of the preceding sentence shall have occurred or shall otherwise be applicable, then the reasonable fees and expenses of one counsel or firm of counsel selected by the Indemnified Party shall be borne by the Indemnitor and, in the event of clause (iii), such counsel shall be reasonably acceptable to the Indemnitor. In no event shall an Indemnitor be liable to any Indemnified Party for the cost of employing or using in-house legal counsel regardless of whether such Indemnitor has, or has not, assumed the defense or settlement of such action, proceeding or claim;

             (e) In the event indemnification is requested, the relevant Indemnitor, its representatives and agents shall have access to the premises, books and records of the Indemnified Party or parties seeking such indemnification to the extent reasonably necessary to assist it in defending or settling any action, proceeding or claim; provided however that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Indemnified Party or parties and shall only take place in the presence of a representative of the Indemnified Party or parties unless otherwise so agreed and the Indemnified Party shall not be required to disclose any information with respect to itself or any of its affiliates or former affiliates, and shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless such disclosure or participation is otherwise required or reasonably necessary in the defense of any claim to be indemnified hereunder; and

             (f) Any amount which is required to be paid by an Indemnitor to any party, including any reimbursement to which the Indemnified Party is entitled, shall be paid by such Indemnitor promptly.

             VIII.5.2 Settlement. Any Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any third party claim. The Indemnitor shall have the right to settle any claim for which indemnification has been sought hereunder, subject to the consent or agreement of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided that if the terms of the settlement provide only for payment of monies and do not provide for any agreement to act or refrain from acting in any manner and such consent is withheld, then the Indemnitor's liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle together with the Indemnitor's costs and attorneys' fees to the date such settlement was rejected by the Indemnified Party. Except following the refusal by an Indemnified Party to consent to a settlement proposed by the Indemnitor, under the condition set forth in the preceding sentence, no Indemnified Party may settle a claim for which indemnification has been sought hereunder.

             VIII.5.3 Cooperation. Any Indemnified Party shall make available to any Indemnitor and its attorneys and accountants, all books, records and documents relating to any claim hereunder and the parties shall render to each other reasonable assistance in the defense of any claim hereunder which arises as the result of claims made by persons not a party to this Agreement.


                           ARTICLE IX

                          TERMINATION

Section IX.1 Termination Events.  Subject to the provisions of
Section 9.2 herein, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

          (a) By either Seller or Buyer, if a material default or breach shall be made by the other, with respect to the due and timely performance of any of its respective covenants and agreements contained herein, or with respect to the due compliance with any of its respective representations and warranties contained in Article III or IV, as applicable, and such default cannot be cured prior to Closing and has not been waived;

          (b)   By mutual written consent of Seller and Buyer;

          (c) By either Seller or Buyer, if the Closing shall not have occurred on December 31, 1996 or such later date as may be agreed upon by the parties; provided however, that the right to terminate this Agreement under this paragraph (c) of this Section 9.1 shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (d)  By Buyer as provided in Subsection 5.24.2.

Section IX.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.1, all further rights and obligations of the parties hereunder shall terminate, except that the obligations set forth in Section 10.3 herein, under the Confidentiality Agreement and any confidentiality agreement entered pursuant to Subsection 5.16.2 herein, shall survive; it being specifically agreed that, if this Agreement is so terminated by either of Buyer or Seller because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other such party's failure to comply with its obligations relating to filings and authorizations under Section 5.8 herein, or any other provision of this Agreement, it is expressly agreed and understood that the rights of the terminating party to pursue all legal remedies for breach of contract and damages shall survive such termination.


                           ARTICLE X

                         MISCELLANEOUS

Section X.1 Bulk Sales Laws. Buyer hereby waives compliance by Seller, in connection with the transactions contemplated by this Agreement, with the provisions of Article 6 of the Uniform Commercial Code as adopted in the States of Maryland, Michigan, Massachusetts, Tennessee and Vermont, and as adopted in any other states where any of the Assets are located, and any other applicable bulk sales laws with respect to or requiring notice to Seller's creditors, in effect as of the Closing Date.

Section X.2 Remedies. The remedies expressly set forth in this Agreement following the Closing with respect to any breach of any representation or warranty herein contained, are the sole and exclusive remedies for any such breach, and are intended to be non-cumulative with respect to any other remedies which would otherwise have been available in common law or by statute. Neither party shall have the right after the Closing to assert any cause of action or make any claim to recover or seek any relief on any basis other than as expressly provided under this Agreement, including but not limited to, any cause of action or claim based in contract or tort (including fraud and fraudulent misrepresentation), at law or in equity, under common law, statute or otherwise.

Section X.3 Expenses. The parties shall share equally all transfer, documentary, stamp, recording and similar taxes arising in connection with the transactions contemplated by this Agreement and all expenses arising in connection with the preparation of the Asset Acquisition Statement and any supporting materials (including any appraisals, except that Seller's share of any appraisal expenses shall be capped at $100,000), the fees and expenses of the Allocation Arbiter as contemplated by Subsection 2.2.2, the fees and expenses arising in connection with the preparation of the Auditor's Attestation as contemplated by Subsection 2.4.3, the fees and expenses of the Arbiter as contemplated by Subsection 2.4.4, the filing of a Notification and Report Form pursuant to the HSR Act as contemplated by Section 5.8, the obtaining of all required third party consents as contemplated by Section 5.14 and the obtaining of a title report and accompanying title commitment as contemplated by Section 5.31.
Except as otherwise provided herein, each of the respective parties to this Agreement shall pay their own costs and expenses (including all legal, accounting, broker, finder and investment banker fees relating to this Agreement, the negotiations leading up to this Agreement, and the transactions contemplated by this Agreement (whether or not consummated).

Section X.4 Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Seller and Buyer.

Section X.5 Entire Agreement. This Agreement, including the Exhibits hereto, and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OR REPRESENTATIONS AS TO THE CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OR OF THE DIVISIONS, AND EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT BUYER TAKES THE ASSETS OF THE DIVISIONS "AS IS" AND "WHERE IS".

Section X.6 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if personally delivered to the persons identified below, or three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as fol lows:

          If to Seller:

             Lockheed Martin Corporation
             6801 Rockledge Drive
             Bethesda, MD  20817
             Attention:  Frank H. Menaker, Jr., Esq.
                       Senior Vice President and General Counsel

     with a copy to:

           William P. O'Neill
           Crowell & Moring LLP
           1001 Pennsylvania Avenue, N.W.
           Washington, D.C.  20004-2595

     If to Buyer:

           General Dynamics Corporation
           3190 Fairview Park Drive
           Falls Church, VA  22042-4523
           Attention:  Nicholas D. Chabraja
                       Executive Vice President

     with a copy to:

           David A. Savner, Esq.
           Jenner & Block
           One IBM Plaza
           Chicago, Illinois  60611

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section. Copies delivered to outside counsel shall not constitute notice.

Section X.7 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

Section X.8 Waiver. Waiver of any term or condition of this Agreement by either of the respective parties shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition, of this Agreement.

Section X.9 Binding Effect; Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which it may withhold in its absolute discretion; provided that Buyer, by delivery of written notice to Seller prior to the Closing Date, may assign its rights and obligations to one or more of its subsidiaries. No such assignment by Buyer shall release Buyer from any of its obligations to Seller pursuant to this Agreement, including without limitation the obligations contained in Sections 5.11, 5.12, 8.2 and 8.3.

Section X.10 No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement and nothing herein shall confer any rights upon any person or entity which is not a party to this Agreement.

Section X.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

Section X.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the doctrine of conflicts of laws.

Section X.13 Interpretation and Construction of this Agreement. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The term "affiliate" when used with respect to either party hereto shall mean any entity in control of, controlled by or under common control with such party where "control" is evidenced by the beneficial ownership of more than 50% of the equity securities or equity interest of an entity. For purposes of clarity, the term "affiliate" shall not mean any savings, pension or benefit plan or trust associated therewith. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof. All references herein to Articles and Sections (other than references to Sections of the Code) shall be deemed to be references to Articles and Sections of this Agreement unless the context shall otherwise require. Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision), provided however, that no covenant herein shall be deemed to have been breached because of a change in law or regulation issued subsequent to the completion of the action or conduct which is the subject of the covenant. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against either party. References in this Agreement to any Article shall include all Sections, Subsections, Paragraphs in such Article; references in this Agreement to any Section shall include all Subsections and Paragraphs in such Section; and references in this Agreement to any Subsection shall include all Paragraphs in such Subsection.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date and year first above written.

                            LOCKHEED MARTIN CORPORATION


                            By:
                               Marcus C. Bennett
                               Executive Vice President and
                                 Chief Financial Officer


                            GENERAL DYNAMICS CORPORATION


                            By:
                               Nicholas D. Chabraja
                               Executive Vice President

                       TABLE OF CONTENTS

                                                             Page

ARTICLE I  PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES                                       1
     1.1   Acquired Assets                                      1
           1.1.1  Equipment                                     1
           1.1.2  Inventory                                     2
           1.1.3  Receivables                                   2
           1.1.4  Certain Rights                                2
           1.1.5  Contracts                                     2
           1.1.6  Real Property                                 2
           1.1.7  Facility Leases                               2
           1.1.8  Government Facility Management Contracts.     2
           1.1.9  Equipment Leases                              2
           1.1.10 AV Technology Interest.                       3
           1.1.11 Ordnance Systems Shares.                      3
           1.1.12 Business Records                              3
           1.1.13 Computer Software                             3
           1.1.14 Patents and Technology                        3
           1.1.15 Trademarks and Copyrights                     3
           1.1.16 Permits                                       4
           1.1.17 Prepaid Charges                               4
           1.1.18 Claims                                        4
           1.1.19 Pension Assets                                4
           1.1.20 AV Tech Revolving Credit Agreement            4
           1.1.21 General                                       4
     1.2   Excluded Assets                                      4
           1.2.1  Cash                                          4
           1.2.2  Affiliate Transactions                        4
           1.2.3  Benefit Plans                                 4
           1.2.4  Insurance                                     4
           1.2.5  Tax Refunds                                   5
     1.3   Assumed Liabilities                                  5
           1.3.1  Balance Sheet and Scheduled Liabilities       5
           1.3.2  Contracts; Leases                             5
           1.3.3  Employment                                    5
           1.3.4  Benefit Plans; Workers' Compensation          5
           1.3.5  Product Warranty and Liability Claims         6
           1.3.6  Taxes and Charges                             6
           1.3.7  OSHA Liabilities                              6
           1.3.8  AV Tech Revolving Credit Agreement
                  Liabilities                                   6
           1.3.9  LM Ordnance Systems Former Employees          6
           1.3.10 Litigation                                    6
           1.3.11 Post-Closing Liabilities                      7
     1.4   Excluded Liabilities                                 7
     1.4.1 Change in Control Agreements                         7
     1.4.2 Certain Claims                                       7
     1.4.3 Other Excluded Liabilities                           7
     1.5   Assignment of Contracts and Rights                   7

ARTICLE II  CLOSING; PURCHASE PRICE                             8
     2.1   Closing                                              8
     2.2   Purchase Price                                       8
           2.2.1  Delivery                                      8
           2.2.2  Allocation                                    8
     2.3   Other Agreements                                     9
           2.3.1  Transfer of Title                             9
           2.3.2  Ancillary Agreements                          9
           2.3.3  Closing Deliveries                           10
     2.4   Purchase Price Adjustment                           10
           2.4.1  June Statements                              10
           2.4.2  Closing Statements                           11
           2.4.3  Examination                                  11
           2.4.4  Objections; Resolutions                      12
           2.4.5  Workpapers                                   12
           2.4.6  Final Adjustments                            13

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER          14
     3.1   Organization; Capitalization                        14
           3.1.1  Seller                                       14
           3.1.2  AV Tech                                      14
           3.1.3  LM Ordnance Systems                          15
     3.2   Qualifications                                      15
     3.3   Corporate Authorization                             15
           3.3.1  Authority                                    15
           3.3.2  No Conflict                                  15
     3.4   Financial Statements                                16
           3.4.1  Schedules                                    16
           3.4.2  Reserves                                     16
           3.4.3  No Undisclosed Liabilities                   16
           3.4.4  Absence of Changes                           17
     3.5   Real Property; Leases                               18
           3.5.1  Identification; Title and Related Matters    18
           3.5.2  Facility Leases                              18
           3.5.3  Condition                                    19
           3.5.4  Related Agreements                           19
     3.6   Tangible Assets                                     19
           3.6.1  Assets of Seller                             19
           3.6.2  Assets of LM Ordnance Systems and AV Tech    19
     3.7   Government Furnished Equipment                      20
     3.8   Accounts Receivable                                 20
     3.9   Inventories                                         20
     3.10  Intellectual Property                               20
     3.11  Certain Contracts                                   21
           3.11.1 Material Contracts                           21
           3.11.2 Full Force and Effect; No Defaults           22
           3.11.3 Review by Buyer                              22
     3.12  Government Contracts                                22
           3.12.1 Compliance                                   22
           3.12.2 Investigations                               23
           3.12.3 Absence of Claims                            23
           3.12.4 Eligibility                                  24
           3.12.5 Test and Inspection Results                  24
     3.13  Litigation and Investigation                        25
           3.13.1 General                                      25
           3.13.2 General Electric Company                     25
     3.14  Taxes                                               25
           3.14.1 Tax Returns                                  25
           3.14.2 Allocations                                  26
           3.14.3 Non-deductible Payments                      26
           3.14.4 Tax Liens                                    26
           3.14.5 AV Tech                                      26
     3.15  Employees; Compensation; Labor                      26
           3.15.1 Employees and Compensation                   26
           3.15.2 Certain Labor Matters                        27
           3.15.3 Employee Benefit Plans; ERISA                28
     3.16  Compliance with Law                                 29
           3.16.1 General                                      29
           3.16.2 Permits                                      29
           3.16.3 Export Control                               29
           3.16.4 Environmental Conditions                     29
     3.17  Government Authorizations                           30
           3.17.1 United States Authority                      30
           3.17.2 Foreign Authority                            30
     3.18  Bank Accounts and Powers                            30
     3.19  Security Clearances                                 31
     3.20  Brokers' Fees                                       31
     3.21  Insurance                                           31
     3.22  Full Disclosure                                     31

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER            31
     4.1   Organization                                        31
     4.2   Corporate Authorization                             31
           4.2.1  Authority                                    31
           4.2.2  No Breach or Violation                       32
     4.3   Sufficient Funds                                    32
     4.4   Security Clearance                                  32
     4.5   Litigation                                          32
     4.6   Government Authorizations                           32
           4.6.1  United States Authorities                    32
           4.6.2  Foreign Authority                            33
     4.7   Investment Representations                          33
     4.8   Brokers                                             33

ARTICLE V  COVENANTS                                           33
     5.1   General                                             33
     5.2   Conduct of the Divisions                            33
     5.3   No General Increases                                34
     5.4   Contracts and Commitments                           34
     5.5   Sale of Capital Assets                              34
     5.6   Preservation of Organization                        34
     5.7   Access to Information                               34
           5.7.1  Access                                       34
           5.7.2  Confidentiality                              35
           5.7.3  Notice to Seller                             35
     5.8   Filings and Authorizations                          35
     5.9   Tax Matters                                         36
     5.10  Financial Information                               36
     5.11  Employees                                           36
           5.11.1 Employment                                   36
           5.11.2 Collective Bargaining Agreements             36
     5.12  Employee Benefit Matters                            37
           5.12.1 Employee Benefits Definitions                37
           5.12.2 Welfare Plans Following the Closing.         37
           5.12.3 Defined Benefit Plans.                       38
           5.12.4 Savings Program                              41
           5.12.5 Vacation and Holidays                        41
           5.12.6 Affiliate Plans                              42
           5.12.7 Other Employee Plans.                        42
           5.12.8 Access to Information                        43
           5.12.9 Necessary Action                             43
           5.12.10 GE Special Benefits Protection              43
           5.12.11 Limitation on Benefits                      44
           5.12.12 Flanigan v. G.E.                            44
     5.13  Novation of Government Contracts                    44
           5.13.1 Contents of the Request                      45
           5.13.2 Cooperation                                  45
     5.14  Nonassignable Contracts                             45
     5.15  Administration of Accounts                          46
           5.15.1 In Trust For Buyer                           46
           5.15.2 In Trust For Seller                          46
     5.16  Litigation Support                                  46
           5.16.1 Access                                       46
           5.16.2 Corporate Overhead                           46
           5.16.3 Maintenance of Files                         47
           5.16.4 Legal Privileges                             47
     5.17  Agreements Regarding Tax Matters                    47
           5.17.1 Tax Returns                                  47
           5.17.2 Tax Return Packages                          48
           5.17.3 Payroll Records                              48
           5.17.4 Sale                                         48
           5.17.5 Tax Refunds on Included Costs                48
           5.17.6 Tax Sharing Agreements With Subsidiaries     48
           5.17.7 Stub Period For Subsidiaries                 49
           5.17.8 338(h)(10) Election                          49
     5.18  Utilities                                           49
     5.19  Seller Guarantees; Letters of Credit and Other
           Obligations                                         49
           5.19.1 Assumption of Guarantees;
                  Letters of Credit and Other Obligations      49
           5.19.2 Demand for Payment                           50
     5.20  Name and Marks                                      50
           5.20.1 Buyer's Obligations                          50
           5.20.2 Seller's Obligations                         50
     5.21  Notice to Buyer                                     50
     5.22  Further Assurances                                  51
     5.23  Public Announcements                                51
     5.24  Schedules                                           51
           5.24.1 Interpretation                               51
           5.24.2 Delivery                                     51
     5.25  Exclusivity                                         52
     5.26  Five Year Limited Non-Compete                       52
           5.26.1 Non-Compete                                  52
           5.26.2 Investment; Acquisition Exceptions           53
           5.26.3 Remedies                                     54
           5.26.4 Severability                                 54
     5.27  No Defaults                                         54
     5.28  Compliance With Laws                                54
     5.29  Confidential Information                            54
     5.30  Solicitation of Employees                           55
     5.31  Real Property                                       55

ARTICLE VI  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER       55
     6.1   Conditions                                          55
           6.1.1  Representations and Warranties Accurate      55
           6.1.2  Performance by Seller                        55
           6.1.3  Certificates                                 55
           6.1.4  Resignations                                 56
           6.1.5  AV Tech Interest.                            56
           6.1.6  Real Property; Material Facility Leases      56
           6.1.7  Authorizations                               56
     6.2   Waiver                                              57

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER     57
     7.1   Conditions                                          57
           7.1.1  Representations and Warranties Accurate      57
           7.1.2  Performance by Buyer                         57
           7.1.3  Certificates                                 57
           7.1.4  AV Tech Interest.                            57
           7.1.5  Authorizations                               58
     7.2   Waiver                                              58

ARTICLE VIII  INDEMNIFICATION                                  58
     8.1   Survival of Representations and Warranties          58
     8.2   General Indemnity                                   59
           8.2.1  Coverage                                     59
           8.2.2  Limitation                                   60
     8.3   Environmental Matters                               60
           8.3.1  Environmental Liabilities                    60
           8.3.2  Indemnity                                    61
           8.3.3  Procedure; Remediation                       62
           8.3.4  Procedure, Environmental Penalties           63
           8.3.5  Final Assumption                             63
           8.3.6  Definition                                   63
     8.4   Certain Claims                                      63
     8.5   Claims Procedure                                    64
           8.5.1  Notice; Defense                              64
           8.5.2  Settlement                                   65
           8.5.3  Cooperation                                  66

ARTICLE IX  TERMINATION                                        66
     9.1   Termination Events                                  66
     9.2   Effect of Termination                               66

ARTICLE X  MISCELLANEOUS                                       67
     10.1  Bulk Sales Laws                                     67
     10.2  Remedies                                            67
     10.3  Expenses                                            67
     10.4  Amendment                                           68
     10.5  Entire Agreement                                    68
     10.6  Notices                                             68
     10.7  Severability                                        69
     10.8  Waiver                                              69
     10.9  Binding Effect; Assignment                          69
     10.10 No Third Party Beneficiaries                        69
     10.11 Counterparts                                        69
     10.12 Governing Law                                       70
     10.13 Interpretation and Construction of this Agreement   70

Defined Terms

Accrued Liability                                              39
Affiliate                                                      70
Affiliate Plan                                                 37
Agreement                                                       1
Allocation Arbiter                                              9
Arbiter                                                        12
Armament Closing Balance Sheet                                 11
Armament June Balance Sheet                                    10
Asset Acquisition Statement                                     8
Assets                                                          1
Assumed Liabilities                                             5
Auditor's Attestation                                          12
AV Tech                                                         3
AV Tech Charter Documents                                      14
AV Tech Interest                                                3
AV Tech Revolving Credit Agreement                              4
Business Records                                                3
Buyer                                                           1
Buyer Pension Plans                                            38
Buyer's License to Seller                                      10
Closing                                                         8
Closing Date                                                    8
Code                                                            7
Confidentiality Agreement                                      35
Contracts                                                       2
Defense Closing Balance Sheet                                  11
Defense June Balance Sheet                                     10
DIS                                                            30
Disagreement                                                   40
Divisions                                                       1
Employee Plans                                                 37
Employees                                                       5
Environmental Laws                                             61
Environmental Penalty                                          61
Equipment                                                       2
Equipment Leases                                                2
ERISA                                                          28
ERISA Plan                                                     28
Estimates at Completion                                        12
Excess Environmental Costs                                     62
Excluded Assets                                                 4
Excluded Liabilities                                            7
Exposure Costs                                                 61
Facility Leases                                                 2
FAR Part 31                                                     6
Final Closing Net Asset Statement                              12
Final Working Capital                                          13
Financial Statements                                           16
Former GE Employees                                            43
GAAP                                                           11
GE                                                             10
GE Agreement                                                   43
GE Reimbursement Obligation                                    43
GOCO Management Contracts                                       2
Government Bid                                                 22
Government Contracts                                            2
HSR  Act                                                       30
Income Taxes                                                    6
Indemnified Party                                              59
Indemnitor                                                     59
Initial Transfer Amount                                        39
Interest Rate                                                  13
Inventory                                                       2
June Balance Sheets                                            16
June Net Asset Statement                                       10
June Working Capital                                           11
Liens                                                           1
LM Ordnance Systems                                             3
LM Ordnance Systems Charter Documents                          15
LMAS Division                                                   1
LMDS Division                                                   1
Losses                                                         59
Novation Agreement                                             44
Ordnance Systems Shares                                         3
Patents and Technology                                          3
PBGC                                                           28
PBO                                                            13
Pension Transfer Amount                                        13
Permits                                                         4
Pre-Closing Period                                              6
Preliminary Closing Working Capital Statement                  11
Proceedings                                                     7
Purchase Price                                                  8
Real Property                                                   2
Receiveables                                                    2
Remediation                                                    61
Remediation Costs                                              61
Request                                                        44
Retirement Plan                                                28
Revised Statement                                               8
Salaried Plans                                                 38
Section 338(h)(10) Election                                    49
Securities Act                                                 15
Seller                                                          1
Seller's Firm                                                  11
Seller's License to Buyer                                      10
Seller's Savings Plan                                          41
Services Agreement                                             10
Tax Returns                                                    25
Taxes                                                           6
Transaction                                                    53
True-up Amount                                                 39
Union Plan                                                     38
Welfare Plans                                                  37


Schedules

Schedule 1.4.2   Excluded Litigation
Schedule 2.3.2(e)   Deeds to Real Property from GE
Schedule 2.4.1   June Statements
Schedule 2.4.6(b)   Seller's Actuarial Assumptions for 1996 Plan Year
Schedule 3       Officers and Employees of Seller; Knowledge
Schedule 3.1.2   AV Technology Charter Documents; Members' Interests
Schedule 3.1.3   LM Ordnance Systems Charter Documents
Schedule 3.2     Foreign Qualifications
Schedule 3.3.2(a)   Conflicts
Schedule 3.4.1   Financial Statements
Schedule 3.4.4   Absence of Changes
Schedule 3.5.1   Real Property
Schedule 3.5.2   Facility Leases
Schedule 3.6.1(a)   Tangible Assets; Seller's Title
Schedule 3.6.2(a)   Tangible Assets, Title of AV Technology and LM
                    Ordnance Systems
Schedule 3.7     Government Furnished Equipment
Schedule 3.9     Inventory
Schedule 3.10    Intellectual Property
Schedule 3.11.1  Material Contracts
Schedule 3.11.2  Defaults
Schedule 3.12.1  Government Contract Compliance
Schedule 3.12.2  Government Contract Investigations
Schedule 3.12.3  Government Contract Claims
Schedule 3.12.4  Government Contract Eligibility
Schedule 3.12.5  Government Contract Test and Inspection Results
Schedule 3.13.1  Litigation and Investigation
Schedule 3.14.4  Tax Liens
Schedule 3.14.5  AV Technology Interests
Schedule 3.15.1  Employees
Schedule 3.15.2  Labor Matters
Schedule 3.15.3  Employee Benefits
Schedule 3.16.2  Permits
Schedule 3.16.4  Environmental
Schedule 3.17.1  Government Authorizations
Schedule 3.17.2  Foreign Authorizations
Schedule 3.18    Bank Accounts and Powers
Schedule 3.19    Security Clearances
Schedule 3.21    Insurance of Divisions
Schedule 5.19.1  Guarantees, Letters of Credit and Other Obligations
Schedule 5.31    Title Report and Commitment

Exhibits

Exhibit A      Bill of Sale
Exhibit B      Certificate of Assumption
Exhibit C      Novation Agreement

                      AMENDMENT NO. 1 TO
               ASSET PURCHASE AND SALE AGREEMENT


     Amendment No. 1, dated as of December 20, 1996 (the "Amendment") to the Asset Purchase and Sale Agreement, dated as of November 6, 1996 (the "Agreement") between Lockheed Martin Corporation, a Maryland corporation, and General Dynamics Corporation, a Delaware corporation. Capitalized terms used herein within definition shall have the meaning specified in the Agreement.

     WHEREAS, pursuant to the Agreement, Seller has agreed to sell and assign and Buyer has agreed to purchase and assume all of the Assets and Assumed Liabilities held or used primarily in connection with the LMAS Division and the LMDS Division.

     WHEREAS, Seller and Buyer wish to make certain amendments to the Agreement as specifically provided herein.

     NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


     1. Modifications to Agreement. The Agreement is hereby modified and amended as follows:

          1.1 List of Schedules. The reference to Schedule 3.3.2(a) is hereby replaced by a reference to Schedule 3.3.2. The reference to Schedule 3.9 "Inventory" is hereby deleted.

          1.2 Section 2.1. The last line of Section 2.1 is hereby amended to delete "December 31, 1996" and to substitute therefore
"January 1, 1997."

          1.3 Subsection 2.4.2. The second line of Subsection 2.4.2 is hereby amended to delete "as at the Closing Date" and to substitute therefore "as at close of business on the day before the Closing Date".

          1.4  Subsection 2.4.3.  The twelfth line of Subsection
2.4.3 is hereby amended to delete "as at the Closing Date" and to substitute therefore "as at close of business on the day before the Closing Date".

          1.5  Subsection 2.4.4.  The seventh line of Subsection
2.4.4 is hereby amended to delete "as at the Closing Date" and to substitute therefore "as at close of business on the day before the Closing Date".

          1.6 Subsection 2.4.6(b). The twelfth line of Subsection 2.4.6(b) is hereby amended to delete "as of the Closing Date" and to substitute therefore "as of 11:59 p.m. on the day before the Closing Date".

          1.7 Subsection 5.12.1(a). The definition of "Affiliate Plan" is hereby amended and restated in its entirety as follows:

          "'Affiliate Plan" means each Employee Plan which is sponsored, maintained, or contributed to by AV Tech or LM Ordnance Systems and which covers Employees and former employees of AV Tech and LM Ordnance Systems exclusively."

          1.8 Subsection 5.12.3(b). Clause (B) of Clause (vi) of Subsection 5.12.3(b) is hereby amended and restated in its entirety as follows:

          "(B) any benefit accrued subsequent to December 31, 1997, but taking into account, for the purpose of vesting and eligibility for pension benefits, the Employee's combined service with Buyer, Seller and GE."

          For purposes of clarity, there is no change to the last sentence of Subsection 5.12.3(b).

          1.9 Subsection 5.12.3(d). The ninth line of Subsection 5.12.3(d) is hereby amended to insert "as of 11:59 p.m. on the day before the Closing Date" after the word "determined". The seventeenth line of Subsection 5.16.3(d) is hereby amended to delete "on the Closing Date" and to substitute therefore "on the day before the Closing Date".

          1.10 Subsection 5.12.3(g). The second line of Subsection 5.12.3(g) is hereby amended to delete "as of the Closing Date" and to substitute therefore "as of 11:59 p.m. on the day before the Closing Date".

          1.11 New Subsection 5.12.3(i). A new Subsection 5.12.3(i) is hereby added following the existing Subsection 5.12.3(h) as follows:

          "(i) Employees covered by the Lockheed Martin Retirement Plan for Certain Salaried Employees shall be treated as newly hired employees for purposes of pension benefits; provided however, such Employees shall be immediately eligible to participate in the applicable Buyer Pension Plan. The benefit payable with respect to each such Employee under Buyer's Pension Plan shall take into account, for the purposes of vesting and eligibility for pension benefits, the Employee's combined service with Buyer and Seller."

          1.12 Subsection 5.12.4. The third to last sentence of Subsection 5.12.4 is hereby amended and restated in its entirety as follows:

          "Seller shall take such action as may be necessary, if any, to permit each Employee to make a direct rollover to a defined contribution plan or plans sponsored by Buyer in accordance with
Section 401(a)(31) of the Code."

          1.13  Subsection 5.12.6.  The first line of Subsection
5.12.6 is hereby amended to delete "as of the Closing Date" and to substitute therefore "as of 11:59 p.m. on the day before the Closing Date".

          1.14 Section 9.1(c). The second line of Section 9.1(c) is hereby amended to delete "December 31, 1996" and to substitute therefore "January 1, 1997".

     2.   Miscellaneous.  The provisions of Sections 10.4, 10.6,
10.7, 10.10, 10.11, 10.12 and 10.13 of the Agreement are incorporated herein by reference, and such provisions shall apply to this Amendment as if fully set forth herein.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.


                                   LOCKHEED MARTIN CORPORATION


                                   By:
                                      Name:
                                      Title:

                                   GENERAL DYNAMICS CORPORATION



                                   By:
                                      Name:
                                      Title: